UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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FelCor Lodging Trust Incorporated

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545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 F: 972-444-4949 WWW.FELCOR.COM NYSE: FCH

NOTICE OF ANNUAL MEETING
PROXY STATEMENT

April 15, 2014
You are cordially invited to attend our Annual Meeting of Stockholders at 10:00 a.m., Dallas, Texas local time, on May 19, 2014. The meeting will be held in our corporate offices, located at 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas.
The following proxy statement tells you about the matters to be addressed, and the procedures for voting, at the meeting.
Your vote is very important. Even if you have only a few shares, we want your shares to be represented. If your shares are held in a brokerage account, your broker may not have discretion to vote on your behalf with respect to non-routine matters, such as electing directors and “say-on-pay.” Consequently, you must provide specific voting instructions to your broker in order to vote. Please vote promptly in order to be certain your shares are represented at the meeting.
My colleagues and I look forward to seeing you at the meeting.

Very truly yours,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2014
This proxy statement and our Annual Report for the fiscal year ended December 31, 2013 are both available at www.felcor.com under the “Annual Meeting Materials” link.

545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 F: 972-444-4949 WWW.FELCOR.COM NYSE: FCH
JONATHAN H. YELLEN
EXECUTIVE VICE PRESIDENT
GENERAL COUNSEL AND SECRETARY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 15, 2014

Notice is hereby given that the Annual Meeting of Stockholders of FelCor Lodging Trust Incorporated will be held on Monday, May 19, 2014 at 10:00 a.m., Dallas, Texas local time, at our headquarters, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas.
The following matters are to be presented for action by our stockholders at that time:

1.	Election of four Class II directors, each for a three-year term;

2.	Approval of the FelCor Lodging Trust Incorporated 2014 Equity Compensation Plan (with a total of 6,100,000 shares available for future awards);

3.	Advisory vote on our 2013 executive compensation;

4.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014;

5.	Advisory vote on a stockholder proposal to declassify our Board of Directors; and

6.	Any other business that may be properly raised at the meeting.

All common stockholders of record on March 26, 2014 may vote at the meeting on the foregoing matters. A copy of our Annual Report is enclosed.

This notice and the accompanying proxy statement, as well as our Annual Report, were first mailed to our stockholders on or about April 15, 2014.

Proxy Statement
FelCor Lodging Trust Incorporated
Annual Meeting of Stockholders
May 19, 2014

GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors, or the Board, which proxies will be voted at the annual meeting of our stockholders being held on May 19, 2014, and at any adjournment of the meeting. We are first mailing the proxy statement and proxy card to our stockholders on or about April 15, 2014.
PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board oversees the management of FelCor Lodging Trust Incorporated, which we refer to as the Company or FelCor, on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the declaration of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations and the evaluation of his performance.
Our Articles of Incorporation, or our Charter, and bylaws provide for three classes of directors who serve staggered three-year terms expiring at the annual meeting three years following their election to a full term. The Board consists of ten members including the four Class II directors – Thomas J. Corcoran, Jr., Robert F. Cotter, Thomas C. Hendrick and Mark D. Rozells – whose terms expire at the meeting and all of whom have been nominated by the Board for re-election at the meeting. Each nominee will be elected to a three-year term (ending in 2017) if he receives a majority of the votes cast, without regard to abstentions or broker non-votes (i.e., election of a director requires more votes cast “for” than “against”) at a meeting where a quorum is present.
The Board recommends a vote “FOR” electing each of the individuals nominated by the Board as Class II directors.
Our directors are listed below, along with summaries of their relevant professional experience, individual qualifications, attributes and skills that qualify him to serve as a director:

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Glenn A. Carlin (age 53) has served as a Class III director since May 2009. Mr. Carlin is currently Executive Vice President, Corporate Development and Chief Financial Officer of Twin River Management Group, Inc., which indirectly owns and operates gaming and entertainment properties.  From October 2009 through August 2013, Mr. Carlin was employed at CBRE Capital Advisors, Inc., the investment banking unit of CBRE Group, Inc., a global real estate services company.  He most recently served as its Executive Managing Director and Group Head. From 1992 to 2009, Mr. Carlin was employed by J.P. Morgan Securities Inc. and its predecessors, serving in a variety of capacities, most recently as a Managing Director and Head of Lodging & Gaming - Real Estate Investment Banking. Mr. Carlin previously worked at HVS Financial Services, Morgan Stanley Realty Incorporated and Arthur Andersen & Co.  None of these companies is affiliated with us. Mr. Carlin holds a Bachelors of Science in Economics from the Wharton School at the University of Pennsylvania and obtained a Masters of Business Administration from Columbia Business School.

Qualifications: financial and capital markets expertise; lodging and real estate industries - general and transactional knowledge; Audit Committee financial expert; independent. Mr. Carlin is a seasoned corporate executive who previously had a distinguished career as an investment banker, with a particular focus on real estate finance and the lodging and gaming industries. He brings an insider’s perspective to the Board’s discussions concerning our balance sheet strategy and capital market activities, including equity and debt financings, liquidity, investor relations and other capitalization matters. His financial background is particularly valuable as he serves on our Finance Committee and as the Chairman of our Audit Committee.

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Thomas J. Corcoran, Jr. (age 65) is the Chairman of the Board and has served as a Class II director since 1994. He served as the President and Chief Executive Officer of FelCor from its formation in 1994 until February 2006, when he became the Chairman of the Board. From 1991 to 1994, Mr. Corcoran served as the President and Chief Executive Officer of the general partner of the partnerships that were merged into the Company at its formation. From October 1990 to December 1991, he served as the Chairman, President and Chief Executive Officer of Fiesta Foods, Inc., a manufacturer of tortilla chips and taco shells. From 1979 to 1990, Mr. Corcoran held various positions with ShowBiz Pizza Time, Inc. (now CEC Entertainment, Inc.), an operator and franchisor of family entertainment center/pizza restaurants, and with Integra - A Hotel and Restaurant Company (formerly Brock Hotel Corporation). He served as the President and Chief Executive Officer of Integra from 1986 to 1990. Mr. Corcoran has served as a director of Sammons Enterprises, Inc., a diversified portfolio investment company, since December 2010 (he currently chairs that board), and currently serves on the Board of Directors of the American Hospitality & Lodging Association. Mr. Corcoran graduated from Washburn University and received a law degree from the Washburn University School of Law.

Qualifications: Our founder and former President and Chief Executive Officer; extensive lodging industry leadership experience and relationships; general management experience; in-depth knowledge of FelCor, its properties and historical strategic, transactional and tactical decision-making. In addition to his hotel industry and general management and corporate leadership experience, Mr. Corcoran has exceptional in-depth knowledge of our history, assets and strategic relationships. He brings a sophisticated understanding of hotel operations, hotel brands and management, hotel transactions, and general management. As the Chairman of the Board, Mr. Corcoran’s attributes assist in the administration of the Board’s governance, oversight and management responsibilities.

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Robert F. Cotter (age 62) has served as a Class II director since July 2006. Mr. Cotter founded Cotter and Cotter Inc., a hospitality consultancy in 2010. From March 2007 until his retirement in 2008, he served as President and a director of Kerzner International Holdings Limited, or Kerzner, a developer and operator of luxury hotels and resorts. Prior to joining Kerzner, Mr. Cotter served as President and Chief Operating Officer of Starwood Hotels & Resorts Worldwide, Inc., or Starwood, from 2003 through his retirement from Starwood in December 2005. He spent most of his 35-year career with Starwood and its predecessors and was named Chief Operating Officer in 2000, after serving as President, International Operations, and President and Chief Operating Officer, Europe. Neither Kerzner nor Starwood are affiliated with us, although Starwood manages four of our hotels and co-owns one of our hotels. Mr. Cotter is also a member of the Board of Trustees of Boston College, from which he graduated.

Qualifications: long-time lodging industry executive with extensive operating and leadership experience; detailed understanding of hotel brand strategies and management practices; substantial experience managing and compensating executives and managing for performance; independent. Mr. Cotter’s lengthy career in the lodging industry - from postings at individual properties to serving as a senior executive at Starwood and Kerzner - is the basis for refined strategic insights about our portfolio, the various hotel brands and management companies and opportunities for growth. Mr. Cotter also has substantial experience managing and driving individual and team performance, which is particularly relevant to his work on our Compensation Committee.

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Christopher J. Hartung (age 45) has served as a Class I director since November 2010. He currently serves as a director at Lazard Asset Management, or Lazard. Prior to the sale of Grubb & Ellis Alesco Advisors, or Grubb & Ellis, to Lazard, he served as Senior Advisor to Grubb & Ellis. From 2004 to 2010 he served as Managing Director, Real Estate Investment Banking of Wells Fargo Securities/Eastdil Secured, a real estate investment banking firm, where he provided investment banking services to public and private real estate companies. Mr. Hartung also served as Managing Director, Real Estate Equity Research at WR Hambrecht & Co. from 2002 to 2004; Chief Strategy Officer at iBuilding, Inc. from 2001 to 2002; Managing Director and Group Head, Real Estate Equity Research at Banc of America Securities from 1996 to 2000; and also served in various capacities at J.P. Morgan & Co. from 1990 to 1996. None of these companies is affiliated with us. Mr. Hartung is currently or has been a member of various professional organizations in the real estate industry, including the Urban Land Institute, Lambda Alpha International, International Council of Shopping Centers and the National Association of Real Estate Investment Trusts. Mr. Hartung previously served on the Advisory Board for the Fisher Center for Real Estate at the Haas School of Business at the University of California at Berkeley. Mr. Hartung graduated from Cornell University.

Qualifications: financial and capital markets expertise; extensive experience evaluating real estate-related businesses, investment performance, industry trends and other information bearing on the merits of investing in real estate and real estate companies such as FelCor; independent. Mr. Hartung is a seasoned financial analyst with broad knowledge of capital markets, investor sentiment and objectives, institutional investors and the dynamics and challenges inherent in real estate investing. He brings sophisticated insights to bear in assessing strategic and tactical options at the Board level, which has enhanced our decision-making process. Moreover, his consultative mindset has enhanced the overall collegiality of the Board.

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Thomas C. Hendrick (age 67) has served as a Class II director since February 2007. He is currently President and Chief Executive Officer of TCH Partners, Inc., a developer of luxury, mixed-use commercial real estate projects in the U.S., the Caribbean, Mexico and Latin America.  Mr. Hendrick formerly served as President of Sagewood Partners, LLC, a developer of high-end, mixed-use real estate projects, from December 2007 through July 2009, and the Executive Vice President of Acquisitions and Development for the Kor Group, or Kor, a privately held investment, development and management firm, from November 2006 to November 2007, where he oversaw hotel and resort acquisitions, development opportunities and third-party management agreements on a worldwide basis. Prior to his work with Kor, Mr. Hendrick served in senior development positions for Mandarin Oriental Hotel Group from 2002 to 2006, Rosewood Hotels & Resorts from 1998 to 2002, and prior to that, Regent International Hotels as Vice President of Development, Mariner Hotels (currently Remington Hotels) as Executive Vice President of Development, and Wyndham Hotels & Resorts as Regional Vice President of Development.  None of these companies is affiliated with us. Mr. Hendrick graduated from Southeast Missouri State University and holds a Masters of Business Administration from the University of North Florida.

Qualifications: extensive hotel transactions, development and financing experience; independent. Mr. Hendrick brings lodging and real estate development expertise, as well as many years of experience analyzing markets and opportunities in the lodging industry, to his work on the Board and, in particular, provides seasoned and timely insight as the Board considers strategic transactions and re-development opportunities.

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Charles A. Ledsinger, Jr. (age 64) has served as a Class I director since July 1998 and as a director since November 1997. He currently serves as the Chairman and Managing Director of SunBridge Capital Management, L.L.C. From September 2006 to May 2009, Mr. Ledsinger served as Vice Chairman of Choice Hotels International, Inc., or Choice, the parent company of Choice Hotels International, where Mr. Ledsinger served as President and Chief Executive Officer from August 1998 to his retirement in 2009. Choice globally franchises more than 6,000 predominantly midscale hotels. Prior to August 1998, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of St. Joe Corporation from May 1997 until his election as President and Chief Operating Officer of that company in February 1998. Prior to 1997, Mr. Ledsinger served in management positions at several lodging and gaming companies. Mr. Ledsinger has also served as Senior Vice President and Chief Financial Officer of The Promus Companies Incorporated, the former parent of Harrah’s Entertainment, Inc. He is currently a director of Darden Restaurants, Inc. and formerly served as a director of Choice until 2009 and TBC Corporation until 2005. Mr. Ledsinger also serves as chairman of the boards of directors of two privately-held companies: Realty Investment Company, Inc., an operating and investment company, and Sunburst Hospitality Corporation, a hotel and real estate operator. None of these companies is affiliated with us. Mr. Ledsinger also currently serves as a director of various community and educational institutions, and is the Rector (Chairman) of the Board of Trustees at the University of Richmond. Mr. Ledsinger is a graduate of the University of Virginia and holds a Masters of Business Administration from the University of Memphis.

Qualifications: extensive financial and executive leadership experience at lodging and real estate development companies; public company financial reporting and management experience; lengthy service as a FelCor director; service on every standing FelCor committee; sophisticated knowledge of governance, financial reporting, risk management, investor relations, compensation and other public company issues; service on other public company boards of directors provides additional perspective on governance, compensation and other best practices; independent. Mr. Ledsinger has had a long career as an executive with financial and general management responsibilities with lodging and real estate companies. As one of our longest-serving directors, Mr. Ledsinger has served on all of our standing committees, having chaired both the Audit and Compensation Committees; his own experiences managing businesses, including one of the largest hotel brand franchisors, provide the Board with a uniquely practical strategic perspective. He brings highly sophisticated public company financial and strategic management experience that informs his contributions; he also has a consultative and inclusive leadership style that encourages the collegial dynamics that enhance the Board’s effectiveness.

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Robert H. Lutz, Jr. (age 64) has served as Class I director since July 1998. Mr. Lutz is currently our Lead Independent Director and has served in that capacity since May 2010. Since March 2012, Mr. Lutz has served as Chairman of the Board of Directors, President and Chief Executive Officer of Wound Management Technologies, Inc., a leading innovator in advanced wound care solutions. Mr. Lutz is also the President of Lutz Investments LP, through which he holds and manages a variety of investments. From 1994 until 2000, Mr. Lutz served as the Chairman and Chief Executive Officer, and a member of the executive committee, of Amresco, Inc., a financial services company. From 1991 to 1994, Mr. Lutz served as President and Chief Operating Officer of Balcor/Allegiance Realty Group, a subsidiary of the American Express Company engaged in real estate ownership and management. None of these companies is affiliated with us. Mr. Lutz is a graduate of Furman University and holds a Masters of Business Administration from Georgia State University.

Qualifications: extensive management and executive leadership experience; real estate capital markets and investment experience; long-serving FelCor director; independent. Mr. Lutz has enjoyed a lengthy career as an executive in the real estate industry and as an investor through several economic cycles. He brings substantial leadership, management and real estate experience to the Board, and his long-standing service as a FelCor director, including currently serving as our Lead Independent Director, as well as his prior service on various for-profit and non-profit boards, provides an invaluable perspective on matters of corporate governance and executive compensation, as well as commercial real estate transactions and financing.

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Robert A. Mathewson (age 49) has served as a Class III director since May 2002. Since 1992, Mr. Mathewson has been the President of RGC, Inc., a privately-owned real estate investment company that invests primarily in hotels and other commercial real estate. RGC, Inc. and its affiliates have been significant investors in the Company and its predecessors since 1993. In addition, from 1999 to 2000, Mr. Mathewson served as the Vice President of Business Development for Televoke Inc., an internet application service provider focusing on web, wireless and telephony integration. Mr. Mathewson serves as a director of Grill Concepts, Inc. and formerly served as a director of International Gaming Technology until 2011. None of these companies is affiliated with us. Mr. Mathewson is a graduate of the University of California at Berkeley and holds a law degree from the University of California Hastings College of Law and a Masters of Business Administration from the Haas School of Business at the University of California at Berkeley.

Qualifications: real estate and general investment and transactional experience; long-serving FelCor director; other public company directorship experience; independent. Mr. Mathewson has substantial experience as a real estate investor, which is particularly valuable in assessing the merits of the various transactions considered by the Board. Mr. Mathewson’s service as a director at the Company and other companies provides insight and perspective to his work on the Audit and Corporate Governance and Nominating Committees.

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Mark D. Rozells (age 52) has served as a Class II director since March 2008. Since November 2010, Mr. Rozells has served as Executive Vice President and Chief Financial Officer of Fairmont Raffles Hotels International, or FRHI. FRHI is not affiliated with us, although as noted in Corporate Governance, an affiliate of FRHI does manage one of our hotels. Mr. Rozells is, and has been since October 2006, the founder and President of Inversiones Latinoamericanas S.A., a private real estate investment and development company. From September 2005 to October 2006, Mr. Rozells served as Managing Director of Procinea Management LLC, a privately-held start-up investment firm focused on developing investment and financing strategies for non-traditional assets, including motion picture, television and electronic game content. From June 2003 to July 2005, Mr. Rozells served as President and Chief Executive Officer of DMX Music, Inc., a leading provider of music and in-store entertainment services via cable, satellite and the internet. In February 2005, DMX Music, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code. From April 2000 to June 2003, Mr. Rozells served as Executive Vice President and Chief Financial Officer of Liberty Digital, Inc., a publicly-held new media and music content production and distribution company that was majority-owned by Liberty Media Corporation. Mr. Rozells also previously served in management with Starwood, The Walt Disney Company, Imperial Corporation of America and Allied Signal, Inc. None of these companies is affiliated with us. Mr. Rozells graduated from Yale College and is a holder of the Chartered Financial Analyst® designation.

Qualifications: chartered financial analyst; extensive financial and executive management experience, including public company financial reporting; public company leadership experience; independent. Mr. Rozells is currently Executive Vice President and Chief Financial Officer of FRHI and has held executive positions with financial, strategic and general management responsibilities at several leading public companies, including The Walt Disney Company and Starwood. Mr. Rozells’s financial and transactional expertise has proven particularly relevant to his work on the Board.

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Richard A. Smith (age 51) has served as a Class III director since May 2006 and as a director since February 2006. Mr. Smith has served as our President and Chief Executive Officer since February 2006. Mr. Smith joined FelCor in November 2004 as its Executive Vice President and Chief Financial Officer and served in that capacity until his promotion in February 2006. Mr. Smith previously served as Executive Vice President and Chief Financial Officer of Wyndham International, Inc. from April 2000 to November 2004. Mr. Smith served in management positions with Starwood and Atlantic Richfield Company, and as an accountant with Coopers & Lybrand LLP. None of these companies is affiliated with us. Mr. Smith currently serves on the National Corporate Development Committee of Autism Speaks. Mr. Smith is a graduate of the University of Tennessee.

Qualifications: extensive financial and general management experience, particularly in the lodging industry; substantial public company leadership experience; wide range of lodging industry and financial institution relationships; currently FelCor’s President and Chief Executive Officer. In addition to his financial and general management experience, as well as his record of leadership, Mr. Smith provides the Board with a unique window into the current thinking of, and efforts undertaken by, our management team. Mr. Smith also provides the Board and FelCor with a clearly articulated strategic vision and first-hand insights into our day-to-day challenges and opportunities.
There are no arrangements or understandings between any nominee for election as a director and any other person pursuant to which that director was nominated.
2013 Board Meetings. The Board met four times during 2013. During 2013, each director attended at least 75% of the meetings of the Board and its committees on which he or she served. The Board has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders because fewer than ten non-management stockholders usually attend our annual meetings in person. Messrs. Corcoran and Smith were the only directors to attend our 2013 annual meeting.
Executive Sessions. Our Board regularly meets in executive session, in the absence of members of management who are not directors, to discuss issues related to management performance and other matters. In addition, the independent directors, led by our Lead Independent Director, meet regularly without Messrs. Corcoran and Smith present, in connection with each regular Board meeting.
Corporate Governance

Board Leadership. We have historically separated the offices of Chief Executive Officer and Chairman of the Board as a means of separating management from the Board’s oversight of management. Our current Chairman of the Board, Mr. Corcoran, co-founded the Company and was our President and Chief Executive Officer from 1994 until 2006. He has a unique historical and current perspective regarding the Company and the lodging industry. In addition to the foregoing, in 2010, the Board established the position of Lead Independent Director, and Mr. Lutz was then elected to that position by our independent directors and continues to serve in that capacity. Absent such election, the Chairman of the Corporate Governance and Nominating Committee serves as the Lead Independent Director. The Lead Independent Director presides over meetings of the independent members of the Board and provides independent leadership and guidance. We believe that this structure provides optimal oversight of the Company’s management and affairs.
Board Committees. The Board appoints committees to help carry out its duties. In particular, committees work on key issues in greater detail than would be practicable at a full Board meeting. Each committee reviews the results of its deliberations with the full Board. Current copies of the charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, may be found within the Corporate Governance tab on the Investor Relations page of our website at www.felcor.com and are also available in print to any stockholder who requests them by writing to our corporate Secretary at the address listed under Questions.

The Audit Committee oversees audits, accounting, financial reporting and internal control matters. The committee appoints, compensates, evaluates and terminates the independent registered public accounting firm that audits our financial statements. The committee consults with our independent registered public accounting firm and reviews their audit and other work. The committee also consults with our Chief Financial Officer, General Counsel and Chief Accounting Officer and reviews our internal controls and compliance with corporate policies. The committee met five times during 2013, including prior to issuing each earnings release to review the information to be reported and to examine any issues relating to the report of earnings. The committee also reviewed each Quarterly Report on Form 10-Q and the Annual Report on Form 10-K before filing.
Expertise. Messrs. Carlin (Chairman), Hartung and Mathewson, each of whom is independent in accordance with the listing standards of the NYSE, currently serve on the committee. The Board has reviewed the education, experience and other qualifications of each member of the committee as set forth under Proposal 1 - Election of Directors. After review, the Board has determined that Messrs. Carlin and Hartung meet the U.S. Securities and Exchange Commission’s, or SEC’s, definition of an “audit committee financial expert” and are independent as contemplated by the applicable rules of the SEC. None of them serve on the audit committees of three or more public companies.
Report of the Audit Committee. The Audit Committee, which operates under a written charter adopted by our Board, monitors and oversees our financial reporting process. Management is responsible for our internal controls and the financial reporting process. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm, is responsible for performing an independent integrated audit of our consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB.
The Audit Committee reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2013, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by PCAOB Auditing Standard No. 16.
The Audit Committee received from PwC the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PwC the issue of its independence from the Company. The Audit Committee also concluded that PwC’s provision of services to the Company and its affiliates is compatible with PwC’s independence.
Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and PwC noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

This report has been furnished by the current members of the Audit Committee.
Glenn A. Carlin, Chairman
Christopher J. Hartung
Robert A. Mathewson

The Compensation Committee reviews and approves the compensation to be paid to our senior executive officers and advises the Board on the adoption of, and administers, employee benefit and compensation plans. Messrs. Ledsinger (Chairman), Carlin, Cotter and Hendrick currently serve on the committee. The committee met three times during 2013 and took one action by unanimous written consent. No member of the committee is or has ever been one of our officers or employees. No interlocking relationship exists between our executive officers, or the members of the committee, the board of directors and/or the compensation committee of any other company.
Scope of Authority. In accordance with its charter, the Compensation Committee:

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reviews and approves, on an annual basis, the corporate goals and objectives relevant to the compensation of all employees of the Company and other individual performance objectives specifically relevant to the Chief Executive Officer;

•	reviews and approves, on an annual basis, the base salaries of the Chief Executive Officer and other executive officers;

•	determines and approves, in consultation with the Chief Executive Officer, the performance-based compensation of the other executive officers of the Company;

•	evaluates the Chief Executive Officer’s performance in light of his objectives and accordingly determines his performance-based compensation;

•	reviews the compensation program for the Chairman of the Board;

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reviews, approves, and administers all incentive-compensation plans, deferred compensation plans, and equity-based incentive plans; establishes guidelines, rules and interpretations for such plans; approves and ratifies awards, and amendments thereto, made under any such plans, and reviews and monitors awards under such plans;

•	engages consultants and advisors to provide advice, perform analyses and otherwise assist the committee in its deliberations and reviews the independence of each such advisor;

•	reviews the compensation discussion and analysis as required by the SEC for inclusion in our annual proxy statement together with the committee’s report;

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reviews, annually, director compensation levels and practices and, if determined to be appropriate, approves changes in such compensation levels and practices, taking into account the considerations set forth in our Corporate Governance Guidelines;

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reviews and approves guidelines or agreements with respect to severance, change-in-control or other termination payments to be made to executive officers, other officers and key employees and exceptions to those guidelines or agreements with respect to executive officers; and

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reviews, on an annual basis, the Company’s compensation policies and practices to confirm that they do not, in any way, create risks that are reasonably likely to have a material adverse effect on the Company.

For a further description of the committee’s role, processes and procedures in determining the amount and form of executive and director compensation, see Director Compensation and Compensation Discussion and Analysis.
The Corporate Governance and Nominating Committee recommends to the Board candidates for election as directors, develops and recommends our Corporate Governance Guidelines (including criteria for membership on the Board and its committees to the Board), reviews the succession plan for our Chief Executive Officer in executive session on an annual basis, and considers other corporate governance issues. This committee currently consists of Messrs. Hartung (Chairman), Ledsinger, Lutz and Mathewson, each of whom is independent in accordance with the listing standards of the New York Stock Exchange, or the NYSE. The committee met two times during 2013.
Director Nomination Process. The committee maintains flexibility when identifying any potential directors in order to give full weight to the circumstance and desired experience. The committee has the ability, if it deems it necessary or appropriate, to retain the services of an independent search firm to identify new director candidates. The committee considers any potential candidate proposed by a member of our Board or senior management. Typically, at least two members of the committee, as well as the Chairman of the Board and our Chief Executive Officer, personally interview any non-incumbent candidate proposed, and the assessments of his or her qualifications are provided to the full committee to assist with its deliberations.
In determining candidates to recommend for election, the Corporate Governance and Nominating Committee reviews a potential candidate’s experience, expertise and other factors relative to the Board’s composition. For incumbent directors, the committee also considers whether continued service is appropriate in light of changes in his or her circumstances, as well as his or her performance as a director. While the committee includes diversity of viewpoints, background and experience as relevant criteria in nominating directors, we have no formal diversity policy. The Corporate Governance Guidelines direct the committee to take into account the following criteria, in addition to any other criteria it may consider appropriate: (i) personal qualities and characteristics, accomplishments and reputation in the business community; (ii) current knowledge and contacts in the hotel industry or other industries relevant to our business; (iii) ability and willingness to commit adequate time to Board and committee business; and (iv) fit of the candidate’s skills and personality with those of other directors and potential directors in building an effective, collegial and responsive Board. The committee is also required to recommend for nomination as directors individuals that assure a majority of the Board’s members are independent as required by the NYSE listing standards and the SEC’s rules.
Our policies and procedures regarding stockholder recommended director candidates are contained in the committee’s charter. The committee may consider stockholder recommendations for candidates to serve on the Board. The committee will consider any candidate for director recommended by any beneficial owner, or group of beneficial owners, that has owned more than 5% of our outstanding common stock for at least one year. The committee will consider the candidate based on the same criteria established for selection of director nominees, generally. The committee reserves the right to reject any candidate that has a special interest agenda other than the best interests of the Company and our stockholders, generally. The committee did not receive any proposals for director candidates for this annual meeting. Stockholders desiring to nominate persons for director must follow the following procedures:

•
submit, in writing, the following information about the candidate: name, mailing address, telephone number, email address, resume, business history, listing of other past and present directorships and director committees, hotel industry experience and any other relevant information to the Corporate Governance and Nominating Committee, c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: Secretary;

•
explain in the submission why the stockholder believes the candidate would be an appropriate member of our Board and the benefits and attributes that the candidate will provide to us in serving as a director;

•	provide evidence of the requisite stock ownership along with the recommendation; and

•	indicate whether we may identify the stockholder in any public disclosures that we make regarding the consideration of the director candidate.

For a candidate to be considered for nomination at the 2015 annual meeting, the submission must be received by us no earlier than January 19, 2015 and no later than February 18, 2015.
Other Committees. The Board has established two other committees: an Executive Committee and a Finance Committee.
The Executive Committee was established to exercise authority on behalf of the Board. In practice, the Executive Committee generally meets when it is impractical to call a meeting of the full Board. In addition, the Executive Committee is often asked by the Board to undertake a preliminary investigation of any issue or question. The Executive Committee currently consists of Messrs. Corcoran (Chairman), Cotter, Hendrick, Lutz and Smith. The Executive Committee met one time in 2013.
The Finance Committee was established to exercise authority on behalf of the Board on finance matters and financial transactions, in particular where the matter at hand may require more frequent meetings and consultation than practical for the full Board. The Finance Committee currently consists of Messrs. Smith (Chairman), Carlin, Ledsinger and Rozells. In 2013, the Finance Committee consented to seven actions in writing.
Performance Evaluation. Each of the Board and the Audit, Compensation and Corporate Governance and Nominating Committees conducts an annual survey of its members regarding performance. The results of those surveys are then reviewed with a view to improving efficiency and effectiveness. In addition, the full Board reviews annually the qualifications and effectiveness of the Audit Committee and qualifications of its members.

Risk Oversight. The Board oversees an enterprise-wide approach to risk management, intended to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. The Board is actively involved in establishing and refining our business strategy, including assessing management’s appetite for risk and determining the appropriate level of risk for FelCor, overall. The Board, various executives and other officers previously engaged in a formal enterprise risk management assessment, which involved a review and analysis of risk throughout the business. The assessment was facilitated by Towers Watson, an independent consulting firm. Towers Watson thereafter submitted a report to the Board containing various findings that were subsequently considered by the Board and management and, where appropriate, integrated with our internal processes. We may conduct additional assessments in the future as circumstances warrant.
While the Board has ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and from time to time discusses and evaluates matters of risk, risk assessment and risk management with our management team. The Compensation Committee is responsible for overseeing the management of risk associated with our compensation policies and arrangements. Finally, the Corporate Governance and Nominating Committee ensures that the internal rules and processes by which we are governed are consistent with prevailing best governance practices and applicable laws and regulations. Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Committee Charters and other governance documents are reviewed by the appropriate committees annually to confirm continued compliance, ensure that the totality of our risk management processes and procedures is appropriately comprehensive and effective and that those processes and procedures reflect established best practices.
Independence. Assuming our four nominees are re-elected, all of our directors, other than Messrs. Corcoran and Smith, will also be “Independent Directors” as defined in our Charter and as contemplated by the NYSE. All members of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are independent as defined by the applicable NYSE listing standards and SEC regulations. Additionally, each director who serves on the Compensation Committee must be (and is) (i) a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Board determines the independence of our directors based on information known by the Board concerning each director and information supplied by each director to the Board.
Other than Thomas J. Corcoran, Jr. and Mr. Smith, none of our current directors has a material relationship with us (directly or as a partner, stockholder or officer of an organization that has a relationship with us), and each of them is independent as contemplated by the NYSE’s director independence standards. (Mr. Smith is our President and Chief Executive Officer, and Mr. Corcoran is our founder, former President and Chief Executive Officer and current Chairman of the Board.) Except for Mark D. Rozells, none of our independent directors had any transactions, relationships or arrangements that were required to be considered by the Board in determining director independence. Mr. Rozells is Executive Vice President and Chief Financial Officer of FRHI. FRHI’s affiliate manages one hotel (the Fairmont Copley Plaza) for us in exchange for certain fees. The Corporate Governance and Nominating Committee reviewed the nature and extent of our relationship with FRHI, including the fees paid to FRHI in 2013 (which were significantly less than the NYSE’s threshold for determining director independence (2% of FRHI’s gross revenue)) and the relative significance of that hotel to our overall portfolio and strategy, as well as whether Mr. Rozells had a personal interest in, or derived any personal benefit, from our relationship with FRHI (he has none and derives none). The committee concluded that Mr Rozells’s independence continues to satisfy the independence standards applicable to our independent directors.
Related Party Transactions. As they arise, we review all relationships and transactions in which we and our directors or executive officers, or their immediate family members, are participants to determine whether such persons have a direct or indirect material interest. Although we do not have a formal policy specifically addressing related-party transactions, our Code of Business Conduct and Ethics does cover conflicts of interest, generally, and applies to all of our officers, directors and employees, but not directly to 10% or greater stockholders. Under this Code, conflicts of interest are prohibited as a matter of policy. If any officer, director or employee becomes aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, that person is required to report the transaction or relationship in writing to our president or general counsel. The Code also provides guidelines on what may constitute conflicts of interest and sets forth standards to be followed in common situations where potential conflicts of interest may arise.
Mr. Corcoran and FelCor were parties to an employment agreement that was approved by the Board and expired in accordance with its terms on January 31, 2014. His compensation in 2013 under that agreement, as well as his current compensation program (which was approved by the Compensation Committee), are discussed in Director Compensation. Mr. Smith and FelCor are parties to an employment agreement that was approved in its current substantive form by the Compensation Committee in 2012 and the terms of which are discussed in Compensation Discussion and Analysis.
Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that is applicable to our directors, officers and employees. A copy of this code is available on our website at www.felcor.com. We will also post on our website any waivers of the provisions of the Code made with respect to any of our directors or executive officers.
Communications with Directors. Our Corporate Governance Guidelines provide that our stockholders and other interested parties may communicate their concerns about us and our business and affairs to the Board, the Chairman of the Board, or if the Chairman of the Board is a member of management, to the non-management directors, as a group, c/o our Lead Independent Director. These communications should be sent in the form of written correspondence by mail addressed to the Board c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: Secretary. The communication should indicate whether it is intended for the entire Board, the Chairman of the Board or the Lead Independent Director, as applicable, or the non-management directors, as a group. The Secretary will forward all such correspondence to the Chairman of the Board or the Lead Independent Director, as applicable, who will determine what action, if any, will be taken concerning the correspondence and its contents. If the number of letters received through the foregoing process becomes excessive, the Board may consider approving a process for review, organization and screening of the correspondence by the Secretary or other appropriate person.
Independent Director Stock Ownership Guidelines.  In February 2014, the Board revised our existing stock ownership guidelines for our independent directors to ensure that those guidelines are consistent with best practices among public companies.  Our independent directors are now expected to hold shares of our common stock worth at least four times the amount of their annual retainer (at the time compliance is tested).  Independent directors have five years after commencing Board service or after adoption of the revised guidelines (whichever is later) to accumulate the minimum number of shares contemplated by the guidelines and are expected thereafter to hold shares meeting at least the minimum requirement for the remainder of their tenure on the Board.
Director Compensation
The Board has approved a director compensation program pursuant to which each independent director is to be awarded at the start of each year of service, pursuant to our equity compensation plan, an annual grant of shares of our common stock1 valued at $62,500 on the grant date at the start of each year of service and paid a $62,500 annual service fee (paid currently each quarter), plus the following leadership fees:

Position	2013 Leadership Fee ($)
Chair, Audit Committee	15,000
Member, Audit Committee	5,000
Chair, Compensation Committee	10,000
Chair, Corporate Governance and Nominating Committee	7,500
Lead Independent Director	10,000	(a)
________________

(a)	This fee, combined with any committee chairmanship fee, is capped at $15,000 per year.
Directors do not receive meeting fees, but are reimbursed for out-of-pocket expenses incurred in connection with service on the Board.

________________________
1 The Compensation Committee has authorized us to pay our independent directors the cash value of their annual stock grants. The committee reviews this policy annually.

The following table sets forth the compensation provided to our directors (other than Mr. Smith, whose compensation is discussed and summarized in Compensation Discussion and Analysis and the Summary Compensation Table included in this proxy statement) for service during all or part of 2013.

2013 DIRECTOR COMPENSATION
	Fees Earned or Paid in Cash ($)	All Other Compensation ($)
Name				Total ($)
Melinda J. Bush(a)	24,382	54,000		78,382
Glenn A. Carlin	140,000	—		140,000
Thomas J. Corcoran, Jr.	—	1,447,362	(b)	1,447,362
Robert F. Cotter	125,000	—		125,000
Christopher J. Hartung	130,833	—		130,833
Thomas C. Hendrick	127,500	—		127,500
Charles A. Ledsinger, Jr.	135,000	—		135,000
Robert H. Lutz, Jr.	140,000	—		140,000
Robert A. Mathewson	130,000	—		130,000
Mark D. Rozells	130,000	—		130,000

(a)
Ms. Bush’s service as a director ended when her term expired in May 2013. She subsequently provided FelCor with certain pre-opening consulting services with regard to the Knickerbocker Hotel for which she was paid $54,000 in 2013.

(b)
Mr. Corcoran is a FelCor employee and serves as Chairman of the Board, for which, beginning February 1, 2014, he is paid $350,000 per year and receives employee benefits generally available to our other employees, plus certain supplemental health benefits provided to our executive officers and reimbursement for his club dues. In 2013, Mr. Corcoran and FelCor were parties to an employment agreement (which expired on January 31, 2014, at which time all of his then-unvested equity compensation vested in full). His change-in-control agreement remains in full force. For 2013, Mr. Corcoran’s total compensation was $1,447,362 including base salary ($436,745), restricted cash ($592,761), cash bonus ($371,406), matching 401(k) contribution ($26,250), (health benefits ($11,280) and club dues ($8,920).

STOCK OWNERSHIP

Principal Stockholders

The following table shows how much of our common stock was beneficially owned on April 2, 2014, by each person known to us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (a)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	15,127,579	(b)	12.18%

Zhengxu He Institute of Math, AMSS, CAS Zhongguancun, Haidian District Beijing 100080, PRC	9,465,440	(c)	7.6%

Black Rock Inc. 40 East 52nd Street New York, NY 10022	9,094,204	(d)	7.3%

Vanguard Specialized Funds 100 Vanguard Blvd. Malvern, PA 19355	7,556,251	(e)	6.08%

__________________

(a)	Based upon 124,185,690 shares outstanding as of April 2, 2014.

(b)
Based upon Amendment No. 9 to its Schedule 13G filed on February 12, 2014. The Vanguard Group, Inc., an investment advisor, reported that it had sole voting power with respect to 356,621 shares and shared voting power with respect to 72,860 shares, and sole dispositive power with respect to 14,851,969 shares and shared dispositive power with respect to 275,610 shares.

(c)	Based upon Amendment No. 3 to its Schedule 13G filed on January 9, 2014. Zhengxu He reported that he had shared voting and dispositive power with respect to these shares.

(d)
Based upon Amendment No. 4 to its Schedule 13G filed on January 29, 2014. Black Rock Inc. reported that it had sole dispositive power with respect to these shares and sole voting power with respect to 8,716,809 shares.

(e)	Based upon Amendment No. 4 to its Schedule 13G filed on February 4, 2014. Vanguard Specialized Funds reported that it had sole voting power with respect to these shares.

Security Ownership of Management

The following table shows how much of our common stock, Series A Preferred Stock and Series C Preferred Stock was beneficially owned on April 2, 2014 by the executive officers named in the Summary Compensation Table, each nominee and current director, and all current directors and executive officers, as a group. Unless otherwise indicated, each person owns directly the number of shares shown after his name in the table below and has sole voting and investment power with respect to such shares. None of the shares owned by such persons are subject to any pledge. The address of each of the persons listed below is c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, TX 75062-3933.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class(a)	Amount and Nature of Beneficial Ownership of Series A Preferred Stock	Percent of Class(a)	Amount and Nature of Beneficial Ownership of Series C Preferred Stock(b)		Percent of Class(a)
Glenn A. Carlin	70,000		*	—	*	—		*
Thomas J. Corcoran, Jr.	528,163	(c)	*	4,000	*	1,000		*
Robert F. Cotter	175,800	(d)	*	—	*	—		*
Michael A. DeNicola	286,184	(e)	*	—	*	—		*
Christopher J. Hartung	15,750		*	—	*	—		*
Thomas C. Hendrick	95,000		*	—	*	—		*
Michael C. Hughes	71,800	(f)	*	—	*	1,000	(g)	*
Charles A. Ledsinger, Jr.	44,675		*	—	*	—		*
Robert H. Lutz, Jr.	58,800	(h)	*	—	*	—		*
Robert A. Mathewson	442,817	(i)	*	10,000	*	—		*
Troy A. Pentecost	323,085	(j)	*	—	*	—		*
Mark D. Rozells	21,008	(k)	*	—	*	—		*
Richard A. Smith	1,545,969	(l)	1.2%	—	*	10,000		*
Jonathan H. Yellen	312,927	(m)	*	—	*	—		*
All executive officers and directors, as a group (16 persons)	3,991,978		3.2%	14,000	*	12,000		*

*    Represents less than 1% of the outstanding shares of such class.

(a)
Based upon 124,185,690 shares of common stock, 12,880,175 shares of Series A Preferred Stock and 6,798,000 Depositary Shares representing 67,980 shares of Series C Preferred Stock outstanding as of April 2, 2014.

(b)	Reflects the number of depositary shares held. Each depositary share represents 1/100th of a share of Series C Preferred Stock.

(c)
The shares beneficially owned by Mr. Corcoran include (i) 3,101 shares of common stock issuable upon the conversion of 4,000 shares of Series A preferred stock; (ii) 30,000 shares of common stock held by TCOR Holdings, LLC, of which he is the sole beneficial owner; and (iii) 2,847 shares of common stock held by his IRA.

(d)	The shares beneficially owned by Mr. Cotter include 50,000 shares held by a revocable trust, over which Mr. Cotter retains control.

(e)
The shares beneficially owned by Mr. DeNicola include (i) 10 shares held for his minor son and (ii) 5,160 shares of common stock subject to claw-back agreements, which expire on December 27, 2014, subject to continued employment.

(f)	The shares beneficially owned by Mr. Hughes include 18,586 shares of common stock subject to claw-back agreements, portions of which will expire annually through December 27, 2015.

(g)	The shares beneficially owned by Mr. Hughes include 500 shares held by his IRA and 500 shares held in his wife’s IRA.

(h)	The shares beneficially owned by Mr. Lutz include (i) 2,500 shares owned by Mr. Lutz’s spouse and (ii) 5,600 shares held in his IRA.

(i)
The shares beneficially owned by Mr. Mathewson include (i) 208,333 shares of common stock held by RGC Leasing, Inc., of which Mr. Mathewson serves as President and is a stockholder and (ii) 7,752 shares of common stock issuable upon conversion of 10,000 shares of Series A preferred stock.

(j)	The shares beneficially owned by Mr. Pentecost include 22,886 shares of common stock subject to claw-back agreements, which expire on December 27, 2014, subject to continued employment.

(k)	The shares held by Mr. Rozells include 8,001 shares held by an IRA.

(l)
The shares beneficially owned by Mr. Smith include (i) 25,998 shares held in custodial accounts for his children; and (ii) 66,740 shares of common stock subject to claw-back agreements, which expire on December 27, 2014, subject to continued employment.

(m)
The shares beneficially owned by Mr. Yellen include (i) 47,717 shares of common stock held by trusts (of which Mr. Yellen is not the trustee) for the benefit of Mr. Yellen’s minor children; and (ii) 19,956 shares of common stock subject to claw-back agreements, which expire on December 27, 2014, subject to continued employment.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than 10% of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies furnished to us and representations from the officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2013, applicable to our officers, directors and greater than 10% beneficial owners were satisfied. Based on written representations from the officers and directors, we believe that no Forms 5 for directors, officers and greater than 10% beneficial owners were required to be filed with the SEC for the period ended December 31, 2013.

MANAGEMENT

Executive Officers

We identify the following officers as “named executive officers,” or NEOs, as contemplated by the rules and regulations of the SEC:

Name	Age	Position(s) With FelCor	Officer Since

Richard A. Smith	51	President, Chief Executive Officer and Director	2004
Troy A. Pentecost	52	Executive Vice President and Chief Operating Officer	2006
Michael A. DeNicola	55	Executive Vice President and Chief Investment Officer	2001
Michael C. Hughes	39	Senior Vice President, Chief Financial Officer and Treasurer	2006
Jonathan H. Yellen	46	Executive Vice President, General Counsel and Secretary	2006

Business Experience of Executive Officers

Information concerning the business experience of Richard A. Smith is set forth in the discussion of the Board.
Troy A. Pentecost, a hospitality veteran with over 30 years of industry experience, joined us as Executive Vice President and Director of Asset Management in March 2006, and was promoted to Chief Operating Officer in August 2010. He was Senior Vice President of Operations and Divisional Vice President of Operations for Remington Hotel Corporation from 2004 to 2006, where he was responsible for that company’s operational and sales activity. Prior to joining Remington, Mr. Pentecost was employed by Wyndham International, Inc. in various management roles, including Regional Vice President, Area Director and General Manager, from 1993 to 2004. Mr. Pentecost also previously worked with Guild Hotel Management Company, where he served as Regional Vice President and Director of Operations. Mr. Pentecost attended Bowling Green State University. Mr. Pentecost currently serves on owner and/or franchisee councils for various brands, including Doubletree, Embassy Suites, Sheraton and Marriott.
Michael A. DeNicola joined us in December 2001 as Executive Vice President and Chief Investment Officer. Mr. DeNicola has more than 30 years experience in the hospitality industry. Prior to joining us, he was a principal and the head of the Lodging and Leisure Group for Lend Lease Real Estate Investments. From 1992 to 2000, Mr. DeNicola held a number of leadership positions with Carlson Hospitality Worldwide, including Executive Vice President of Carlson Vacation Ownership, Senior Vice President of Planning, Mergers and Acquisitions, and Vice President of Operations. Prior to 1992, he served as Senior Manager and Director of Hospitality Services for Kenneth Leventhal and Company and Vice President of Hotel Investments for VMS Realty Partners. Mr. DeNicola graduated from Cornell University’s School of Hotel Administration.

Michael C. Hughes became our Senior Vice President, Chief Financial Officer and Treasurer in July 2013. He joined us in 2006 as Vice President, Finance, was promoted to Treasurer in February 2009 and to Senior Vice President in February 2013. Prior to joining us, Mr. Hughes was employed by Wyndham International, Inc. as Vice President of Corporate Finance from May 2005 to April 2006, Director of Corporate Finance from October 2004 to April 2005, Manager of Corporate Finance from June 2004 to September 2004 and Senior Financial Analyst from February 2002 to May 2004. Mr. Hughes also served as a business consultant with Maverick Management LLC. He was awarded a bachelor’s degree in business from Rhodes College and is a holder of the Charter Financial Analyst designation.
Jonathan H. Yellen joined us in July 2006 as Executive Vice President, General Counsel and Secretary. Prior to joining us, Mr. Yellen was engaged in the private practice of law, from August 2003 to June 2006, with Damon & Morey LLP in Buffalo, New York, specializing in mergers and acquisitions, corporate finance and securities law. Prior to that time, Mr. Yellen served as Executive Vice President and General Counsel of Digital Lighthouse Corporation and Vice President and Associate General Counsel of Starwood, and was engaged in the private practice of law in New York with Fried Frank Harris Shriver & Jacobson LLP, and in New York and California with Latham & Watkins LLP. Mr. Yellen served as a director (and chaired the Audit Committee) of Avadyne Health, a privately-held provider of health care receivable management services to hospitals and other providers throughout the United States, from 2006 to 2011. Mr. Yellen has provided extensive community leadership, currently serves as a director of Vogel Alcove, Inc., and previously served as a director of Buffalo Prep, Dallas Hebrew Free Loan Association and Jewish Family Service of Dallas. He is also a member of various professional and industry organizations, including the American Bar Association and the National Association of Real Estate Investment Trusts. Mr. Yellen is a graduate of Amherst College, Columbia University School of Law (where he was a Harlan Fiske Stone Scholar) and Georgetown University Law Center.

Terms of Office and Relationships

Our NEOs are elected annually by the Board, typically at its first meeting held after the annual meeting and otherwise as necessary and convenient in order to fill vacancies or newly created offices. Each NEO holds office until a successor is duly elected and qualified or, if earlier, until retirement, death, resignation or removal. The Board may remove any officer whenever, in its judgment, such removal is in FelCor’s best interests. There are no arrangements or understandings between any officer and any other person pursuant to which that officer was elected.

PROPOSAL 2 - APPROVAL OF
FELCOR LODGING TRUST INCORPORATED
2014 EQUITY COMPENSATION PLAN
The Board is submitting for stockholder approval the FelCor Lodging Trust Incorporated 2014 Equity Compensation Plan, or the Plan. The Plan will provide equity compensation to our employees and directors in order to maintain competitive compensation practices and to align the interests of our employees and directors with our stockholders and is intended to replace our 2005 Stock Option and Restricted Stock Plan, or the Old Plan. On February 20, 2014, the Board, at the recommendation of the Compensation Committee, or the committee, approved and adopted the Plan, subject to approval by our stockholders.
Highlights of the Plan

•
Restricted stock units are the exclusive form of long-term equity compensation awarded to our NEOs. Long-term performance-based vesting equity and compensation represents 65% of Mr. Smith’s total compensation opportunity and 62% of the total compensation opportunity for our other NEOs.

•
Restricted stock units are 100% performance-based, and performance is based on relative total shareholder return. So, the long-term interests of our stockholders and our NEOs are very closely aligned; our NEOs are only rewarded to the extent that our stockholders benefit. The correlation between the cumulative total stockholder return for each of the last three years using 2010 as a base year and the cumulative percentage change in our Chief Executive Officer’s compensation for the same periods is 78%.

•	With respect to restricted stock units under both the Plan and the Old Plan, dividends are not paid with respect to the underlying shares, unless and only to the extent those shares are vested.

•	As of April 2, 2014, 20,000 shares of restricted stock (none of which were awarded to our NEOs) and 1,937,252 restricted stock units were outstanding.

•
The Board reserved 6,100,000 shares of common stock for issuance pursuant to awards under the Plan (including 5,000,000 “newly reserved” shares, comprising only 4% of our outstanding common stock (as of April 2, 2014) and 1,100,000 shares rolled over the the Old Plan).

•	Assuming our stockholders approve the Plan, no subsequent awards will be made under the Old Plan, which will only govern awards made prior to the 2014 annual stockholder meeting.

•	Our three-year average “burn rate” (i.e., the number of shares awarded each year relative to outstanding shares) is well below 1.0%.

•
Customarily, we establish share reserves that are sufficient for three-years of projected equity awards; we believe that the reserve under the Plan will be sufficient for 2015-17 awards under our current compensation programs for NEOs, other employees, and our independent directors.

•
Certain types of awards pursuant to the Plan are intended to qualify as performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, or the Code.  Such performance-based awards will include the performance-based restricted stock units the Company will grant under the Plan, thereby insuring that the Company can receive a full tax deduction for such awards.

The Plan
The Plan provides for granting restricted stock, restricted stock units, or RSUs, stock appreciation rights, or SARs, cash dividend equivalent rights incentive stock options, or ISOs, as defined in Section 422 of the Code, nonstatutory stock options, and performance awards, collectively referred to as “Awards” to our employees and directors. The principal features of the Plan are summarized below, but the summary is qualified in its entirety by reference to the Plan itself, which is included as Appendix A.
The Plan is intended to replace our 2005 Stock Option and Restricted Stock Plan, or the Old Plan, which, as of April 2, 2014, has only 1,136,335 shares (plus any shares returned due to forfeitures) available for future awards. As of April 1, 2014, under the Old Plan, we had (i) 1,937,252 restricted stock units outstanding, for which 1,937,252 shares of our common stock have been reserved under the Old Plan for issuance when those awards vest, and (ii) 20,000 shares of restricted stock outstanding. These awards will remain outstanding and continue to vest subject to their terms under the Old Plan. Under its terms, no awards may be made under the Old Plan after February 18, 2015 (ten years after the Old Plan was first adopted by the Board); the committee intends to amend the Old Plan, if the Plan is approved by our stockholders, so that no awards may be made under the Old Plan after the date such approval is first obtained. If approved by our stockholders, a total of 6,100,000 shares of our common stock, which represents approximately 5% of our outstanding shares as of April 2, 2014, will be initially reserved for issuance under the Plan. Unless the Plan is approved, we will be unable to continue making equity compensation grants after February 18, 2015. Accordingly, we are recommending approval of the Plan in order to continue providing equity and performance-based compensation to our employees and directors.
Shares Subject to the Plan
We may issue up to 6,100,000 shares of our common stock, in the aggregate, under the Plan (including 5,000,000 “newly reserved” shares and 1,100,000 shares “rolled over” from the Old Plan). The Plan provides that to the extent grants are intended to be performance-based compensation exempt from the deduction limits of Section 162(m) of the Code, then no more than 750,000 shares may be granted as Awards to any one individual during any fiscal year.
The shares subject to the Plan, the limitations on the number of shares that may be awarded under the Plan, and shares and option prices subject to Awards outstanding under the Plan, will be adjusted as the Plan administrator deems appropriate to reflect stock dividends, stock splits, combinations or exchanges of shares, or merger, consolidation, spin-off, recapitalization or other similar transactions.
Shares subject to Awards that have expired, been forfeited or settled in cash, or otherwise terminated without having been exercised may be subject to new Awards. Shares that are used to pay the exercise price for an Award and shares withheld to pay taxes will count against the number of shares available under the Plan and will not be added back to the number of shares available for grant under the Plan. Shares issued under the Plan may be previously authorized but unissued shares, or reacquired shares bought on the open market or otherwise. Each share subject to a stock appreciation right or restricted stock unit that is exercised shall be counted as one share issued under the Plan for purposes of counting the number of shares available for grant under the Plan.

On April 2, 2014, the closing price of a share of our common stock on the NYSE was $9.20.

Administration
Generally, the committee will administer the Plan. The committee will consist of at least two members of the Board who are “non-employee” directors for purposes of Section 16-b of the Exchange Act, and “independent” under the rules of the NYSE. The committee has the authority to:

•	select the individuals who will receive Awards;

•	determine the type or types of Awards to be granted;

•	determine the number of Awards to be granted and the number of shares to which the Award relates;

•	determine the terms and conditions of any Award, including the exercise price and vesting;

•	determine the terms of settlement of any Award;

•	prescribe the form of Award agreement;

•	establish, adopt or revise rules for administration of the Plan;

•	interpret the terms of the Plan and any Award, and any matters arising under the Plan; and

•	make all other decisions and determinations as may be necessary or advisable to administer the Plan.
The committee may delegate its authority to grant or amend Awards with respect to participants, other than employees, covered by Section 162(m) of the Code. In addition, the Board, acting by majority, will conduct the general administration of the Plan with respect to Awards granted to directors.
The committee, with the approval of the Board, may also amend the Plan, subject to stockholder approval to the extent required by the listing requirements of the NYSE.
The Board may exercise the rights and duties of the committee, except with respect to matters that are required to be determined in the sole discretion of the committee under Rule 16b-3 of the Exchange Act or Section 162(m) of the Code.
Eligibility
Awards under the Plan may be granted to individuals who are our employees, employees of our subsidiaries, our directors and consultants. However, options that are intended to qualify as ISOs may only be granted to employees of the Company and not to employees of the operating partnership. During 2014, we estimate that approximately 60 employees (including two directors) and eight independent directors will be eligible for grants under the Plan.

Awards
The following briefly describes the principal features of the various Awards that may be granted under the Plan.
Restricted Stock.    A restricted stock award is the grant of shares of common stock at a price determined by the committee (which price may be zero), is non-transferable and unless otherwise determined by the committee at the time of award, may be forfeited upon termination of employment or service during a restricted period. The committee also determines in the Award agreement whether the participant will be entitled to vote the shares of restricted stock and/or receive dividends on such shares.
Stock Appreciation Rights.    SARs provide for the payment to the holder based upon increases in the price of common stock over a set base price. Payment for SARs may be made in cash, common stock or any combination of the two. Similar to options, SARs may not be granted with a base price less than the fair market value of our common stock on the date of grant. Additionally, the committee may not, without stockholder approval, reprice any SARs, including the cancellation of SARs in exchange for options or SARs with a lower exercise price. SARs may be granted for any term specified by the committee, but such term shall not exceed ten years.
Restricted Stock Units.    RSUs represent the right to receive shares of common stock at a specified date in the future, subject to forfeiture of such right. RSUs may be linked to satisfaction of performance criteria established by the committee. If the committee determines that the Award is intended to meet the requirements of “qualified performance based compensation” and therefore be deductible under Section 162(m) of the Code, then the performance criteria on which the Award will be based shall be with reference to any one or more of the following: net earnings (either before or after interest, taxes, depreciation and amortization); economic value added; sales or revenue; net income (either before or after taxes); operating earnings; cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital; return on assets (gross or net); return on stockholders’ equity; return on sales; gross or net profit margin; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings per share; price per share of common stock; market share; earnings as a percentage of average capital; earnings as a multiple of interest expense; business unit economic earnings; total capital invested in assets; funds from operations; total stockholder return; any of which may be measured either in absolute terms, by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies or business units, which we collectively refer to as the Performance Criteria. If RSUs have not been forfeited, then on the date specified in the Award, we shall deliver to the holder of the RSU, unrestricted freely-transferable shares of common stock.
The committee also determines in the Award agreement whether the participant will be entitled to receive dividend equivalents with respect to RSUs. Dividend equivalents represent the value of the dividends per share of common stock paid by FelCor, calculated with reference to the number of shares issued when RSUs vest, from the Award grant date through the Award vesting date. Dividend equivalents will not be paid unless and until the RSU Award to which the dividend equivalent relates vests.

Options.     Options provide for the right to purchase common stock at a specified price, and usually become exercisable at the discretion of the committee in one or more installments after the grant date, but generally not earlier than one year from the grant date. The option exercise price may be paid in cash, by check, with shares of common stock that have been held by the option holder for such period of time as may be required by the committee to avoid adverse accounting consequences, using other property with value equal to the exercise price, through a broker assisted cash-less exercise, or using such other methods as the committee may approve from time to time. The committee may at any time substitute SARs for options granted under the Plan.
Options may be granted for any term specified by the committee, but such term shall not exceed ten years. Options may not be granted at an exercise price that is less than the fair market value of our common stock on the date of grant. For purposes of the Plan, fair market value is defined as the closing price for our common stock on the New York Stock Exchange on the grant date (or if no sale occurred on such date, then on the first immediately preceding date during which a sale occurred), as reported in the Wall Street Journal (or another similar reliable source). Additionally, the committee may not, without stockholder approval, reprice any options, including the cancellation of options in exchange for options with a lower exercise price.
Options may take two forms, non-statutory options, or NSOs, and ISOs.
ISOs will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code in order to qualify as ISOs. Among such restrictions, ISOs must:

•
have an exercise price not less than the fair market value of common stock on the date of grant, or if granted to certain individuals who own or are deemed to own at least 10% of the total combined voting power of all of our classes of stock, or 10% stockholders, then such exercise price may not be less than 110% of the fair market value of common stock on the date of grant;

•	be granted only to our employees and employees of our subsidiary corporations;

•	expire within a specified time following the option holder’s termination of employment;

•	be exercised within ten years after the date of grant, or with respect to 10% stockholders, no more than five years after the date of grant; and

•	not be first exercisable for more than $100,000 worth of value, determined based on the exercise price.
If an Award purported to be an ISO fails to meet the requirements of the Code, then the Award will instead be considered an NSO. An ISO may not be granted under the Plan ten years after the Plan is originally adopted by the Board.

Adjustments upon Certain Events
The number and kind of securities subject to an Award, terms and conditions (including performance targets or criteria) and the exercise price or base price of outstanding Awards will be proportionately adjusted as the committee deems appropriate, in its discretion, to reflect any stock dividends, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or other similar changes affecting the shares, other than an equity restructuring. In the event of any other change in the capitalization of the Company, including an equity restructuring, the committee will make proportionate and equitable adjustments in the number and class of shares and the per share grant or exercise price for outstanding Awards as the committee deems appropriate in its discretion to prevent dilution or enlargement of rights. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares or share price of common stock, including an equity restructuring, the Company may in its sole discretion refuse to permit the exercise of any Award for a period of 30 days prior to the consummation of any such transaction.
Awards Not Transferable
Generally, Awards may not be pledged, assigned or otherwise transferred, other than by will or by laws of descent and distribution or pursuant to beneficiary designation procedures approved by the committee. The committee may allow Awards, other than ISOs, to be transferred for estate or tax planning purposes to members of the holder’s family, charitable institutions or trusts for the benefit of family members.
Miscellaneous
As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions on any Award, we require participants to discharge all applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations, subject to the discretion of the committee to disapprove of such use.
The Plan will expire on, as a consequence of which no further Awards may be granted after, the tenth anniversary of its effective date. The Plan must be approved by our stockholders within twelve months of the date of its adoption by the Board.
Certain U.S. Federal Income Tax Consequences
The U.S. Federal income tax consequences of the Plan under current income tax law are summarized in the following discussion that deals with the general tax principles applicable to the Plan, and is intended for general information only. In addition, the tax consequences described below may be subject to the limitations of Section 162(m) of the Code, as discussed in further detail below. Alternative minimum tax and other Federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Non-qualified Stock Options.    For Federal income tax purposes, the recipient of NSOs granted under the Plan will not have taxable income upon the grant of the option, nor will we then be entitled to any deduction. Generally, upon exercise of NSOs the optionee will realize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise.
Incentive Stock Options.    An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of tax preference” for the optionee. Generally, upon the sale or other taxable disposition of the shares of common stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (i) two years from the date of grant of the ISO or (ii) one year from the date of exercise. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the Award exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gain. If the shares of common stock are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee’s ordinary income generally is limited to the excess, if any, of the amount realized in such disposition over the option exercise price paid. We generally will be entitled to a tax deduction only to the extent the optionee has ordinary income upon sale or other disposition of the shares of common stock.
Restricted Stock.    Generally, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock and the amount the participant paid, if any, for such restricted stock.
Stock Appreciation Rights.    No taxable income is generally recognized upon the receipt of a SAR. Upon exercise of a SAR, the cash or the fair market value of the shares received generally will be taxable as ordinary income in the year of such exercise. We generally will be entitled to a compensation deduction for the same amount that the recipient recognizes as ordinary income.
Restricted Stock Units.    A participant will generally not recognize taxable income upon grant of a restricted stock unit. However, when the shares are delivered to the participant, then the value of such shares at that time (and any related dividend equivalents then paid) will be taxable to the participant as ordinary income. We generally will be entitled to a deduction for an amount equal to the amount of ordinary income recognized by the participant.
Code Section 409A.    Certain Awards under the Plan, depending in part on particular Award terms and conditions, may be considered non-qualified deferred compensation subject to the requirements of Code Section 409A. If the terms of such Awards do not meet the requirements of Code Section 409A, then the violation may result in an additional 20% tax obligation, plus penalties and interest for such participant.

Section 162(m)
Under Section 162(m) of the Code, in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises) for certain executive officers exceeds $1 million in any one taxable year. Because some portion of executive compensation may be subject to Section 162(m), we are requesting stockholder approval of the Plan (including the Performance Criteria) so that Awards granted under the Plan may meet the requirements for “performance-based” compensation and be exempt from the limitations of Section 162(m) of the Code, if applicable.
Tax Treatment of Awards outside the United States
The grant and exercise of options and awards under the Plan to recipients outside the United States may be taxed on a different basis. To the extent necessary to avoid adverse tax consequences to employees located outside of the United States or to comply with local law, the committee may pay Awards in cash or may adopt rules applicable to employees in such foreign jurisdictions to the extent not inconsistent with the Plan.
Plan Benefits
The number of Awards that an employee or director may receive under the Plan are indeterminable because the awards under the Plan are discretionary.
Securities Authorized for Issuance under Equity Compensation Plans
The following table summarizes information as of December 31, 2013 relating to the Old Plan, which is the only equity compensation plan we currently have in effect pursuant to which grants of restricted stock, RSUs, options or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by stockholders (a)	1,250,000	$—	2,073,587

(a)
Shares indicated are the aggregate of those issuable under the Old Plan, whereby we may award to employees, directors and consultants options to purchase our common stock, shares of restricted stock and RSUs. Assuming our stockholders approve the Plan at the annual meeting, no grants will be made under the Old Plan after the annual meeting.

Conclusion and Recommendation; Vote Required
The affirmative vote of a majority of the votes cast on the proposal is required for approval of the Plan, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.
The Board of Directors believes that the Plan is advisable and in our best interests and unanimously recommends a vote “FOR” approval of the Plan.

PROPOSAL 3 - ADVISORY VOTE ON OUR 2013 EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we ask our stockholders each year to indicate their support for our prior-year NEO compensation as described in Compensation Discussion and Analysis.
The Board recommends that our stockholders vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”
This resolution will be considered adopted, on an advisory basis, if a majority of votes are cast in favor of it at a meeting at which a quorum is present, with no regard given to abstentions or broker non-votes.

Compensation Discussion and Analysis
The Company’s Compensation Committee, or the committee, approves the compensation of Mr. Smith (our President and Chief Executive Officer). In addition, in consultation with Mr. Smith, the committee determines and approves the compensation of our other named executive officers, or NEOs. The following discussion describes our 2013 executive compensation program for Messrs. Smith, Pentecost, DeNicola, Hughes and Yellen (our current NEOs) and, where relevant, Andrew J. Welch, who served as our Executive Vice President and Chief Financial Officer until June 30, 2013.1
Executive Summary
Enhanced Pay for Performance. Beginning with 2013, equity compensation for our NEOs is 100% at-risk based exclusively on total stockholder return relative to our peers over two-, three- and four-year periods.2 As a consequence, over 88% of Mr. Smith’s potential total direct compensation, and over 82% of our other continuing NEO’s (including for Mr. Hughes, for 2014 and subsequent years) potential total direct compensation, is at-risk based on performance. Equity compensation opportunity represents over 65% of Mr. Smith’s potential total direct compensation and over 63% of our other continuing NEOs potential total direct compensation (including Mr. Hughes, for 2014 and subsequent years).
2013 Performance Highlights

•	We achieved approximately 99.3% of targeted financial performance under our annual cash bonus program ($200.3 million (actual) versus $201.7 million (target) of adjusted EBITDA).[3]

•	We achieved one- and two-year total stockholder return at the 100th percentile of our peers.[4]

•	We re-established our regular quarterly common dividend.

•	We sold five hotels for $103 million in total (with another two hotels sold in the first quarter of 2014 for $41 million), with the proceeds used to repay debt.

•	We made progress toward completing the redevelopment of the Knickerbocker Hotel in Times Square (we expect the hotel will open in early fall within 5% of our original budget).

•
We converted eight former Holiday Inns to Wyndham, with renovations of six of those hotels completed by the end of 2013 (renovations at the other two hotels are underway this year). Wyndham has provided a $100 million performance guaranty that ensures a minimum level of performance through 2023; these eight hotels accounted for 20% of our 2013 core hotel EBITDA.

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1 Mr Welch served as our Executive Vice President and Chief Financial Officer until June 30, 2013. In connection with the termination of his employment with the Company, he was provided with certain severance benefits as described below under Compensation of our Former Chief Financial Officer and as discussed in the Change -in-Control and Severance Payments section of this proxy statement. Mr. Hughes, who was serving as our Senior Vice President, Finance and Treasurer, was appointed as our Chief Financial Officer effective June 30, 2013. For purposes of the Compensation Discussion and Analysis, we have included Mr. Hughes alongside our other NEOs because that provides our stockholders with more relevant information relating to our 2013 executive compensation program, including the committee’s evaluation of 2013 performance. Mr. Welch’s 2013 compensation is discussed below under “Compensation of our Former Chief Financial Officer.”
2 Mr. Hughes was not an NEO when equity grants were awarded in February 2013, and he did not participate in the equity compensation program for NEOs in 2013.
3 EBITDA is net income or loss (computed in accordance with GAAP) plus interest expense, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (adjustments for unconsolidated partnerships and joint ventures are calculated to reflect unconsolidated EBITDA on the same basis).
4 Prior-year and multi-year market performance was added as an additional pay for performance criterion for 2013 and subsequent years for purposes of determining potential and actual annual cash bonuses, as well as the number of shares that vest with respect to outstanding equity-based awards.

2013: Realized Executive Compensation. The table below summarizes each continuing NEO’s 2013 realized compensation - what each of them actually “took home” during 2013 - relative to their respective compensation opportunities (for maximum performance). Unlike base salary, which is a fixed amount, both cash incentive compensation (i.e., annual bonus) and long-term equity compensation varied from the related opportunity based on performance. In the case of realized annual bonuses, the amount paid reflects performance - financial, corporate, market and individual - in 2013. In the case of realized equity compensation, the amounts shown reflect the value on December 27, 2013, when outstanding awards (including time based restricted stock awards, restricted cash and shares purchased with restricted cash), which were granted in 2010-13, vested. The corresponding compensation opportunity takes into account the value (at December 27, 2013) of what each NEO was eligible for, as opposed to what was awarded, at the grant dates.

	Mr. Smith	Mr. Pentecost	Mr. DeNicola	Mr. Hughes	Mr. Yellen

Base Salary ($)	742,630	429,665	397,838	240,500	397,838
Time-Based Equity Compensation ($)	1,049,331	314,800	314,800	—	314,800
Cash Incentive Compensation ($)	1,077,149	364,579	337,574	139,533	337,574
Opportunity ($)	1,485,260	483,373	447,567	192,400	447,567
Realized Relative to Opportunity (%)	73%	75%	75%	73%	75%
Performance-Based Equity Compensation ($)	1,011,484	355,936	273,676	115,602	319,860
Opportunity ($)	1,172,823	415,362	371,758	124,228	367,151
Realized Relative to Opportunity (%)	86%	86%	74%	93%	87%
Total Realized Compensation ($)	3,880,594	1,464,980	1,323,888	495,635	1,370,072
Total Opportunity ($)	4,450,044	1,643,200	1,531,963	557,128	1,527,356
Realized Relative to Opportunity (%)	87%	89%	86%	89%	90%

Structure and Administration of our NEO Compensation Program

General. The committee considers various market data when setting executive compensation. It also considers other factors, such as the credentials, length of service, experience and prior performance of each NEO. We offer our NEOs very limited executive perquisites or enhanced benefit programs beyond those that are typically available to all of our employees. In addition, the committee seeks to ensure our compensation rewards performance in accordance with commonly viewed best practices in corporate governance and avoids unwarranted risk-taking. We believe our program is appropriately straightforward and easy to communicate and explain to our employees and stockholders.

Components; Objectives. Our program is comprised primarily of cash compensation (base salary and annual performance-based cash bonuses), performance-based equity compensation and certain other benefits discussed below. Our NEO compensation program is designed to reinforce our business strategy and core values by providing that NEO compensation levels reflect realized corporate and individual performance, market performance of our common stock, the competitive market for talented executives and relative internal contributions. The following summary shows how the principal components of our executive compensation program relate directly to the primary objectives of the program:

Base Salary	•	Attract and retain exemplary executive talent
	•	Provide our NEOs with a base level of predictable, fixed and liquid income

Annual Bonus	•	Attract and retain exemplary executive talent
	•	Motivate performance in line with annual performance objectives (which relate to our long-term strategic plan and building long-term stockholder value)
	•	Hold our NEOs accountable and reward them appropriately for successful business results

Equity Compensation	•	Attract and retain exemplary executive talent
	•	Align our NEOs’ financial interests with long-term stockholder interests
	•	Hold our NEOs accountable and reward them appropriately for successful business results

Base Salaries. Base salaries provide executives with regular income at a threshold level. Increases in base salaries above a cost-of-living adjustment on a year-over-year basis are generally driven by exceptional performance and promotions, as was the case with Mr. Hughes, whose annual base salary was increased by 22% to $206,000 at the beginning of 2013 in connection with his promotion to Senior Vice President and by 23% to $275,000 when he was promoted to Chief Financial Officer. The committee may also adjust NEO base salaries in order to ensure that overall compensation opportunities are sufficient to retain executive talent in a competitive market place and fairly align the long-term interests of our NEOs with those of our stockholders.  No such market-based adjustments were made in 2013. For 2013, we increased base salaries for nearly all of our employees, including our NEOs (other than Mr. Hughes), by 3% to reflect increased costs-of-living. For discussions of previous adjustments to NEO base salaries, please refer to the relevant discussions in our corresponding proxy statements. The following table shows the base salaries actually paid in 2013 and that will be paid in 2014, to each of our NEOs:

	Base Salary ($)
	2013	2014	Change (%)
Richard A. Smith	742,630	764,909	3.0
Troy A. Pentecost	429,665	442,555	3.0
Michael A. DeNicola	397,838	409,773	3.0
Michael C. Hughes	240,500	350,000	46.0
Jonathan H. Yellen	397,838	409,773	3.0

Performance-Based NEO Compensation. Both annual bonus and equity compensation are at-risk and determined based on performance relative to the committee’s pre-established performance criteria. The committee believes that the performance criteria are ambitious but do not create incentives that present a material and inappropriate risk to the Company. In particular, the committee strives to ensure that both annual bonuses and equity compensation are substantially at-risk and sufficiently objective to permit a fair review of achievement, while actual compensation is consistent with the objectives of our overall NEO compensation program. The committee may review and modify performance objectives, thresholds and criteria at any time in light of changes in circumstances. The committee retains the discretion, separate and apart from the customary annual bonus program, to award greater or lesser bonuses if pre-determined criteria are exceeded or not achieved, depending on circumstances. For 2013, the committee made no such modifications to performance objectives, thresholds or criteria and awarded no discretionary bonuses.
All equity compensation awarded to our NEOs is at-risk based upon market performance over two-, three- and four-year performance periods. Consequently, during 2013, base salary now only accounted for approximately 12% and 18%, respectively, of Mr. Smith’s and our other NEOs’ potential total direct compensation (in each case, using grant date values and assuming maximum future performance).5 The committee, which believes the modified program reflects current best practices and investor expectations, regularly reviews the amount and mix of compensation and may change the compensation program to keep our compensation competitive or otherwise emphasize a particular set of objectives.
Our NEO compensation program emphasizes total stockholder return, or TSR, as a critical performance criterion (20% of target annual bonuses for all our employees and 100% of equity compensation for our NEOs are at-risk based upon TSR). TSR is a market-based measure of the change in value of an investment in a company’s shares, taking into account share price appreciation and dividends paid, over a defined time period. Our TSR is evaluated relative to the following peer group comprised of similar hotel REITs, all of which are considered by the committee to be comparable to the Company in size, scope of business and assets, have shares that trade on the NYSE and compete for the same investors, the committee established the peer group in 2012 with the assistance of Pay Governance LLC, an independent compensation consulting firm.6 Reference to these companies provides a meaningful indication of our relative market performance.

Ashford Hospitality Trust (AHT)	RLJ Lodging Trust (RLJ)
DiamondRock Hospitality Company (DRH)	Ryman Hospitality Properties, Inc. (RHP)
Hersha Hospitality Trust (HT)	Strategic Hotels & Resorts, Inc. (BEE)
Hospitality Properties Trust (HPT)	Summit Hotel Properties, Inc. (INN)
LaSalle Hotel Properties (LHO)	Sunstone Hotel Investors, Inc. (SHO)
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5 Mr. Hughes became an NEO after NEO equity grants were awarded in February 2013, accordingly, he began participating in the NEO equity compensation program in 2014. His 2013 equity grant was comprised of restricted cash (all of which he used to purchase shares of our common stock) that vested or will vest in equal increments at the end of 2013, 2014 and 2015.
6 The committee may change the composition of this peer group in the future to account for changes in the characteristics and circumstances of the Company and any of the peer companies, as well as other factors deemed relevant at the time.

Annual Cash Bonuses. Bonuses are determined by reference to base salary and are entirely at-risk based on performance over the relevant year. Each NEO has a targeted bonus, based upon a percentage of his base salary, the percentage varies depending on position. Mr. Smith’s and our other NEOs’ potential bonuses range from 50-200% and 37.5-112.5% (20%-80% for Mr. Hughes), respectively, of their base salaries, targeting the mid-points of the respective ranges. In addition, the committee and the Board believe that, regardless of corporate or individual performance, no programmatic (as opposed to discretionary) bonuses should be paid unless we achieve at least a minimal level of pre-determined financial performance. When determining bonuses, the committee refers to pre-established performance criteria in the following categories:

•
The committee targets financial performance based upon a variety of factors, including budgets, industry projections, individual hotel markets and similar considerations. The committee refers to adjusted EBITDA, which is a commonly-used metric, to assess financial performance and anticipates continuing to use adjusted EBITDA for that purpose; however, the committee may use other metrics, such as adjusted funds from operations, in the future.[7] The committee then establishes a scale from threshold to maximum performance, typically, targeted performance is at the linear mid-point between threshold and maximum performance, but not necessarily every year. Target Weight: 50%.

•
The committee measures market performance over the prior year by evaluating our TSR relative to our peers’ TSR, in the future the committee may, based on circumstances at the time, elect to use absolute TSR or another market-based performance metric. The committee targets relative TSR at the 50th percentile, with “threshold” and “maximum” performance set at the 20th and 80th percentiles, actual payouts are determined by linear interpolation along that scale. Relative TSR is determined using the weighted-average trading price of our common stock and our peers’ common stock for the 20 trading days immediately preceding the beginning and end of the relevant period. Target Weight: 20%.

•
The committee reviews and approves non-financial corporate performance for each year that generally relates to our long-term strategy and other important operating or management goals. We continue to manage our portfolio to focus on hotels located in major urban markets and premier resorts, where hotels enjoy (i) high barriers to entry and correspondingly lower supply growth, (ii) superior projected revenue per available room, or RevPAR, growth and (iii) robust demand generators, which will provide our investors with higher growth but reduced volatility. In addition, our portfolio should contain hotels that, on a going-forward basis, can be expected to grow EBITDA at above-average rates. At the same time, to ensure that our stockholders can expect a stable, growing dividend, our overall leverage should be targeted at an appropriate long-term level and our maturity profile should be staggered and extended, which will reduce financial risk throughout economic cycles. After the completion of each year, the committee confirms a composite level of performance from threshold to maximum. Target Weight: 15%.

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7 Performance criteria may be based on any of the following in the future: net earnings (either before or after interest, taxes, depreciation and amortization); economic value-added; sales or revenue; net income (either before or after taxes); operating earnings; cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital; return on assets (gross or net); return on stockholders’ equity; return on sales; gross or net profit margin; productivity; expense; margins; working capital; earnings per share; price per share of common stock; earnings as a percentage of average capital; earnings as a multiple of interest expense; business unit economic earnings; total capital invested in assets; funds from operations and; total stockholder return, any of which may be measured either in absolute terms, by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies or business units.

•
Each of our employees, including our NEOs, has individual performance objectives that are established at or near the beginning of each year. Mr. Smith reviews and approves the performance objectives of the Company’s other NEOs, and the committee reviews Mr. Smith’s performance objectives, which typically closely track our financial and non-financial corporate objectives. As with corporate non-financial performance, individual performance is reviewed and assessed after year-end by an employee’s direct supervisor or, in the case of Mr. Smith, by the Board and/or the committee, resulting in a composite level of performance from threshold to maximum. Target Weight: 15%.

Equity Compensation. In 2013, the committee implemented changes to our equity compensation program that it approved in 2012 and began awarding restricted stock units, or RSUs, as opposed to restricted stock or stock options, to our NEOs. RSUs entitle our NEOs to earn shares of common stock based upon relative TSR achieved over multiple years. The number of shares issuable upon vesting of RSUs is determined when the award is made, with reference to a target percentage of each NEO’s base salary (275% for Mr. Smith and 175% for our other NEOs) and the closing price of our common stock at that time. These grants are entirely at-risk, based upon relative TSR. Similarly, dividends are not paid currently with respect to unvested RSUs; instead, dividends accrue and are paid only to the extent RSUs vest and shares are issued, or the cash value thereof is paid.
Relative TSR is measured from the beginning of the calendar year prior to the award date through the end of the award year and the second and third calendar years following the award year, each, a “Performance Period”, with reference to TSR for our peers.8 RSUs are eligible to vest, and the underlying shares of our common stock will be issued, at the end of the year following the relevant Performance Period, based on the following performance schedule, to the extent threshold performance is not achieved for a Performance Period, the relevant portion of an award will be forfeited.

Relative TSR Performance
Rank (Relative to Peers)	Percentile (Among Peer Group)	Payout (Relative to Target) (%)
1	100th	200
2	90th	200
3	80th	175
4	70th	150
5	60th	125
6	50th	100
7	40th	50
8	30th	25
9	20th	—
10	10th	—
11	—	—
If, after measuring performance, an award would result in issuing more shares than our equity compensation plan has available, or allows to be issued, the excess above what is available or allowed, upon vesting, will be settled in cash, based on the then-current value of the excess shares that would otherwise have been issued.
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8 For future awards, Performance Periods could be co-extensive with the applicable vesting periods, as determined by the committee.

Pay for 2013 Performance
Performance-Based Cash Compensation (Annual Bonus). The following table summarizes the annual bonuses paid to our NEOs for 2013.

	Mr. Smith	Mr. Pentecost	Mr. DeNicola	Mr. Hughes	Mr. Yellen
Financial Performance	$451,483	$156,728	$145,121	$58,485	$145,121
Market Performance	297,052	96,675	89,513	38,480	89,513
Non-Financial Performance	164,307	55,588	51,470	21,284	51,470
Individual Performance	164,307	55,588	51,470	21,284	51,470
Total 2013 Bonus	$1,077,149	$364,579	$337,574	$139,533	$337,574
2013 Performance
Financial Performance. As in recent years, in 2013, the committee selected adjusted EBITDA as a measure of financial performance because the committee believes that adjusted EBITDA provides a degree of stability when setting a range of performance in advance during balance sheet restructuring. As illustrated below, for 2013, we had $200.3 million of adjusted EBITDA, which was 99.3% of targeted adjusted EBITDA (dollars in millions).
Market Performance. As illustrated below, our relative TSR for 2013 corresponded to the 100th percentile of our peers:

Corporate Non-Financial Performance. For 2013, the committee established certain other corporate performance criteria relating to our long-term strategy and other important operating or management goals, including: (i) selling hotels within or above Board-approved guidelines, developing a plan for the hotels we own in a joint venture with Hilton and continuing our portfolio review to identify potential future sale candidates; (ii) completing redevelopment work at the Fairmont Copley Plaza and Morgans and making significant progress on the Knickerbocker Hotel project; (iii) continuing our investor outreach program, including an updated perception study, follow-on “road shows” and an “analysts’ day”; (iv) transitioning eight Holiday Inn hotels to Wyndham, increasing the portfolio ADR index and achieving superior flow-through; (v) executing the Board-approved capital program at or below budget and on schedule; and (vi) repaying debt with asset sale proceeds in accordance with our longer-term deleveraging plan and raising additional capital for the Knickerbocker Hotel project through the EB-5 immigrant investor program. The committee assessed corporate performance relative to each of these objectives, on an absolute and qualitative basis, and the committee determined that on an overall basis, corporate non-financial performance exceeded targeted performance.
Individual Performance. All of our NEOs participate, to a greater or lesser extent, on a coordinated basis, in the analysis, execution and administration of matters nominally assigned to one or several NEOs. This cooperative environment is a critical component of the executive team’s continued success under Mr. Smith’s leadership. The goals and performance of individual NEOs often reflect weight assigned to corporate goals that take into account their functional responsibilities (e.g., in 2013, Mr. DeNicola provided leadership with regard to developing the Knickerbocker Hotel, while Mr. Pentecost provided leadership with regard to planning and executing the activities necessary to ensure a successful opening of the Knickerbocker Hotel, Mr. Hughes analyzed, structured and raised the equity and debt financing for the Knickerbocker joint venture, including successfully obtaining low-cost equity financing through the EB-5 immigrant investor program, and Mr. Yellen analyzed and provided legal counsel with respect to each aspect of the Knickerbocker project). In this way, credit for performance - strong or weak - is allocated among our NEOs. The committee reviewed Mr. Smith’s performance, notably his overall leadership, reviewed with Mr. Smith his assessments of the individual performance of our other NEOs and confirmed that, generally, for 2013, our NEO’s individual performance exceeded targeted expectations. Those reviews took both quantitative metrics and subjective qualitative assessments into account.
Performance-Based Equity Compensation (RSUs). The following table summarizes the target number of RSUs awarded to our NEOs in 2013.

RSUs Awarded in 2013
Mr. Smith	378,191
Mr. Pentecost	139,243
Mr. DeNicola	128,928
Mr. Yellen	128,928
Mr. Hughes	—	[9]
_________________________
9 As a non-NEO, in 2013, Mr. Hughes was awarded $185,056 of restricted cash, all of which he used to purchase shares of our common stock, net of tax withholdings. Restricted cash, and any shares of our common stock purchased with restricted cash, vests annually over three years in equal increments. With respect to the 2014 annual award, Mr. Hughes was awarded RSUs on the same basis as our other non-CEO NEOs.

These RSUs are eligible to vest in three equal increments at the end of 2014, 2015 and 2016, based on our relative TSR over the relevant Performance Periods. Our relative TSR for the first Performance Period (2012-13) corresponded to the 100th percentile of our peers, as illustrated in the following chart:
As a consequence, assuming they remain employed by the Company when the first increment of these RSUs vest at the end of 2014, our NEOs are eligible to receive the shares set forth in the table below:

Shares Issuable upon Vesting of RSUs in 2014
Mr. Smith	252,127	[10]
Mr. Pentecost	92,829
Mr. DeNicola	85,952
Mr. Yellen	85,952
Mr. Hughes	—

Employment Agreements. Other than Mr. Smith, none of our NEOs - and none of our employees - have employment agreements. In 2007, we entered into an employment agreement with Mr. Smith, which we subsequently amended in 2012. His employment agreement currently provides for: (i) an annual term that ends on January 1st and renews automatically, unless a notice of non-renewal is delivered at least six months prior to the end of the then-current term; (ii) a $721,000 minimum base salary; (iii) eligibility for annual performance-based bonuses targeted at 125% of his base salary; and (iv) eligibility for annual grants in accordance with the equity compensation program authorized by the Compensation Committee. Mr. Smith’s employment agreement also incorporates the terms of his change-in-control and severance agreement, which continues in force without amendment since it was first entered into in 2007. For more information, see “Change-in-Control and Severance Payments” below.

___________________
10 Because our 2005 Stock Option and Restricted Stock Plan limits awards made in any year to an individual to 250,000 shares, under the terms of his 2013 RSU award, the excess number of shares will be settled in cash, based on the value of the RSU award on the relevant vesting dates.

Other Compensation
Perquisites. We provide limited perquisites to our NEOs, although the committee reviews perquisites provided to NEOs and to executives at companies within our lodging REIT peers to evaluate whether our executive compensation remains competitive and fair. In addition, we do not make any tax gross-up payments on the limited perquisites we offer to our NEOs. The committee believes that our current compensation program and benefits are sufficiently attractive to our current executive team. Accordingly, the committee believes implementing other benefits in order to retain such employees over the long-term is unnecessary at this time.

•
Each of our NEOs participates in the health and welfare benefit plans and other benefit programs generally available to all of our employees. In addition to these health and welfare benefit plans, each of our NEOs is eligible to participate in our supplemental health insurance program. We pay the cost for each NEO who participates in this program. Please see the “Summary Compensation Table” for a summary of the amounts paid on behalf of each NEO pursuant to this program.

•
We maintain a 401(k) plan for the benefit of all our employees. We make matching contributions to the 401(k) plan equal to 150% of amounts contributed by participating employees, subject to specified limits. Each NEO contributed at least $17,500 to our 401(k) plan in 2013, and we made the maximum matching contribution ($26,250) to our 401(k) plan on behalf of each NEO. We have no formal pension or retirement plan other than our 401(k) plan. The committee believes that providing additional retirement benefits to our NEOs at this time would be inconsistent with prevailing practices in the marketplace and difficult to justify to our other employees and investors.

Post-Termination Compensation. In October 2007, we entered into change-in-control and severance agreements with certain employees, including each NEO, those agreements remain in effect and have not been modified. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason,” as these terms are defined in the agreements. Upon the termination of an NEO’s employment by us other than for cause, retirement or disability or by the NEO for good reason, the NEO would receive, among other benefits, a severance payment in an amount equaling 2.99 (1.5 for Mr. Hughes) multiplied by the sum of his current base salary plus the greater of the NEO’s current year target cash bonus or average cash bonus for the preceding three years. The committee believes these arrangements are an important part of overall compensation for our NEOs and help secure their ongoing focus and commitment to building value for our stockholders, without concern regarding their own continued employment, including prior to or following a change-in-control. These arrangements are also an important recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior employees. Additional information regarding these agreements, including definitions of key terms and quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2013, is found under the heading “Change-in-Control and Severance Payments.”

Compensation of our Former Chief Financial Officer. Andrew J. Welch served as our Executive Vice President and Chief Financial Officer through June 30, 2013, and he remained a Company employee until December 31, 2013. In February 2013, while still serving as an executive officer, Mr. Welch was granted a target number of 128,928 RSUs on the same terms as our other executive officers. In addition, while he remained a Company employee, Mr. Welch continued to earn his base salary of $397,838 and participate in the Company’s 401(k) plan and other employee benefit programs, generally on the same basis as our NEOs. In connection with his separation from FelCor, Mr. Welch and FelCor entered into a Severance and Release Agreement in May 2013 pursuant to which, when his employment ended, he received a $1,114,620 cash severance payment (which included, in addition to severance, an amount equal to the gross cost to continue his health benefits for 24 months). Further, Mr. Welch’s remaining unvested equity awards were allowed to vest in full, using a truncated performance period with respect to his 2013 RSU award reflecting maximum performance, as a consequence of which he received 250,000 shares of common stock shares of and $66,064 in respect to phantom stock. The committee believes these severance benefits reflect, in part, Mr. Welch’s significant contributions during his long service at the Company.
Our Compensation Decision Process
General. The committee meets regularly in advance of Board meetings and otherwise as our business requires throughout the year. From time to time, the committee invites other directors, management and such other persons as it deems appropriate to attend its meetings in order to assist it in carrying out its responsibilities. In discharging its duties, the committee has full access to all of our books, records, facilities, personnel, legal counsel and independent auditors. In addition, the committee has the power and authority to retain, at the Company’s expense, outside counsel or other experts as the committee may deem appropriate.
Customarily in the first quarter of each year, the committee reviews and approves any annual salary increases and equity compensation grants to our officers for the prospective year, as well as cash bonus compensation for the prior year. The committee also establishes performance criteria for the year at that time. As part of this annual process, the committee reviews corporate performance relative to established criteria and circumstances and events that arose during the preceding period. The committee also evaluates the individual performance of Mr. Smith (in his absence) and the other NEOs (together with Mr. Smith) and reports on these assessments to our other independent directors in executive session.
Program Review. In addition to its routine activities, from time to time, the committee conducts reviews of our compensation policies and practices as they relate to executive compensation. The basic structure of our compensation program reflects a series of deliberations and adjustments made over the course of many years. The committee seeks to ensure that the compensation we provide to all of our employees, including our NEOs, is competitive with compensation offered by our peers. The committee engages compensation consulting firms from time to time to provide information, analysis and guidance and regularly considers data collected by these consultants, as well as internally generated information, to evaluate the marketplace and best practices. The committee also considers other factors, such as the credentials, length of service, experience and prior performance of each individual. In addition, Mr. Smith provides information regarding compensation of our other NEOs and the data and other factors considered by the committee.

Role of Our Executive Officers in Compensation Decisions. In 2013, Mr. Smith attended each general meeting of the committee, except where the committee considered his individual compensation arrangements. In particular, Mr. Smith regularly provided the committee with input concerning our compensation policies as they relate to all of our employees, including our other NEOs. In addition, Mr. Smith provided input to the committee based on his annual performance evaluation of each NEO. Mr. Yellen typically attended committee meetings, acting as its secretary, other than when the committee met in executive session without management. In addition, Mr. Yellen provided the committee with legal advice concerning compliance with corporate, securities and tax laws and regulations relevant to the committee’s activities and/or our compensation programs, as well as the committee’s charter.
Delegation of Authority. In fulfilling its responsibilities, the committee may delegate any or all of its responsibilities to a member of the committee or to a subcommittee consisting of members of the committee. In 2013, the committee delegated to Mr. Ledsinger, its chairman, the authority to engage Pay Governance to provide advice, analysis and input to the committee with respect to the compensation program for Mr. Corcoran in advance of the expiration of his employment agreement in January 2014 (as discussed in Director Compensation above) and the terms of Mr. Welch’s severance. The committee made no other delegation in 2013.
Role of Compensation Consultant. The committee engages compensation consultants and advisors from time to time to provide it with information, analyses and guidance with respect to executive and director compensation. The committee assesses the independence of such consultants and advisors in accordance with SEC and NYSE rules. In 2013, the committee engaged Pay Governance LLC in connection with determining the new compensation program for the Chairman of the Board (which is discussed under Director Compensation), as well as in connection with determining the severance package for our former Chief Financial Officer (which is discussed above under Compensation of our Former Chief Financial Officer). The committee confirmed that Pay Governance LLC had no conflicts of interests in connection with those engagements.
Say-on-Pay. We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation. At our annual meeting of stockholders held in May 2013, a substantial majority of votes cast on the say-on-pay proposal were cast in favor of the proposal. The committee considered the result of this vote as an affirmation of its approach to executive compensation and confirmation that no changes were warranted. The committee carefully considers investor feedback, including direct communications and the outcome of say-on-pay votes, when making compensation decisions for our NEOs.
Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the deductibility on our income tax return of compensation over $1 million paid to certain of our NEOs unless, in general, the compensation is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our stockholders. The committee has preserved the flexibility to compensate our NEOs in a manner designed to promote our corporate goals, including retaining and providing incentives to our NEOs, without requiring all compensation to be tax deductible. In addition, because we are a real estate investment trust that generally does not pay corporate income taxes, we believe our inability to deduct such compensation does not have a significant adverse impact on us.

Compensation and Risk. Our compensation program rewards achievement that corresponds to our strategic plan and superior stockholder returns. Fixed salaries do not encourage risk-taking because they are not variable (based on performance or otherwise). Our performance-based NEO compensation has the following risk-limiting characteristics:

•	Mr. Smith’s bonus and the overall bonus pool are reviewed and approved by the committee, which is composed exclusively of independent directors;

•	annual bonuses are only paid after a review of diverse performance criteria, which limits the risk associated with any single indicator of performance over a relatively short period of time;

•	equity compensation is subject to fixed formulaic maximums;

•
equity compensation for our NEOs is entirely at-risk, both as to whether it is earned and how much is earned, based upon TSR achieved over the long-term, so our executives are only rewarded to the extent our TSR, relative to our peers’ TSR, benefits our stockholders;

•	equity compensation for our NEOs is earned over two-, three- and four-year periods, which further aligns the long-term interests of our executives with the long-term interests of our stockholders;

•	executive bonuses and equity compensation are subject to recoupment, or claw-back, under certain circumstances; and

•	each of Mr. Smith, our other NEOs and certain other senior officers are subject to substantial stock ownership guidelines described below under Stock Ownership Guidelines.
In addition, the committee noted that the Company’s business is straightforward - we invest in long-term real estate assets on behalf of our stockholders, finance and manage those investments and, from time to time, sell non-strategic assets. All investment decisions (e.g., acquisitions, dispositions and redevelopment projects) are thoroughly reviewed with the Board or a designated committee through a transparent process; financing transactions are reviewed on a similar transparent basis. All such transactions are subject to the approval of the Board or a designated committee. To the extent we hedge or otherwise buy or sell derivatives, those transactions relate specifically to our business (such as energy contracts and interest rate hedges) and are reviewed by the Board, or if the dollar amount at issue is below pre-set levels by our management committee.
In light of the foregoing, the committee concluded that our compensation policies and practices do not create risks that are reasonably likely to a have a material adverse effect on the Company.
Related Policies
Recoupment. We will recoup incentive compensation previously paid to our NEOs in certain circumstances. This policy helps ensure that executives act in the best interests of the Company and its stockholders and requires any NEO to repay or return cash bonuses and/or performance-based equity awards if the Company issues a material restatement of its financial statements and the restatement was caused by the NEO’s intentional misconduct. The committee will consider the facts and circumstances and exercise business judgment in determining any appropriate amounts to recoup, as well as the timing and form of recoupment. The policy applies to bonuses and equity grants that are paid or made based upon performance.
Dividends. With respect to RSUs, dividends, when paid, accrue and are only paid to the extent RSUs have vested. While dividends are paid currently on outstanding shares of our stock, including unvested restricted stock, none of our NEOs has any unvested restricted stock.
Stock Ownership Guidelines. Our NEOs are subject to stock ownership guidelines to further align their interests with our other stockholders. Such guidelines are designed to ensure that our NEOs maintain a long-term strategic view of risk and opportunity. By maintaining a significant portion of their respective net worth in the Company stock, our NEOs are dis-incentivized from undertaking or permitting others to undertake near-term risks at the expense of long-term stockholder value. Mr. Smith, as our Chief Executive Officer, is expected to hold shares of our common stock worth at least five times his base salary, and our other NEOs are each expected to hold shares worth at least three times their respective base salaries, in each case to be accumulated over a five-year period and maintained thereafter. Shares of restricted stock and shares of common stock issuable with respect to outstanding RSUs are included in determining whether our NEOs’ holdings are consistent with established ownership guidelines. All of our NEOs are currently in compliance with our stock ownership guidelines.
Hedging and Other Speculative Transactions. Our insider trading policy prohibits insiders, including our directors and NEOs, from entering into speculative transactions involving our securities, including short sales, buying and selling within the same six-month period and various hedging transactions. Under limited circumstances, buying and selling within the same six-month period may be permitted (e.g., for purposes of triggering tax losses), but such transactions are subject to review by Mr. Smith, Mr. Hughes or Mr. Yellen to ensure that they do not otherwise violate other prohibitions (e.g., trading while in possession of material non-public information). Similarly, under very limited circumstances, insiders may enter into hedging transactions with regard to their Company securities; however, all such transactions are subject to prior approval, may not be inherently speculative, and like any trading in Company securities, may only be executed pursuant to instructions given during limited trading windows. Under no circumstances may any such transactions be entered into by any Company insider with regard to Company securities that are subject to a risk of forfeiture (e.g., restricted stock and shares of stock that were purchased with restricted cash, to the extent they remain at risk of forfeiture). In 2013, no insider sought or obtained permission to engage in any of the foregoing transactions.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2013 and in this proxy statement.
________________
Charles A. Ledsinger, Jr. (Chairman)
Glenn A. Carlin
Robert F. Cotter
Thomas C. Hendrick

2013 Summary Compensation Table

						Non-Equity Incentive Plan Compensation
								Annual Performance-based Cash Bonus ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Restricted Cash Award ($)(a)			All Other Compensation ($)	Total ($)

Richard A. Smith President and Chief Executive Officer	2013	742,630	—	2,716,710	(b)	—		1,077,149	37,530	4,574,019
	2012	721,000	—	—	(c)	—	(c)	1,001,394	36,780	1,759,174
	2011	700,000	—	—		1,378,933		655,000	36,030	2,769,963

Troy A. Pentecost Executive Vice President and Chief Operating Officer	2013	429,665	—	1,000,071	(b)	—		364,579	37,530	1,831,845
	2012	417,150	—	—	(c)	—	(c)	340,709	36,780	794,639
	2011	405,000	—	—		490,097		270,663	36,030	1,201,790

Michael A. DeNicola Executive Vice President and Chief Investment Officer	2013	397,838	—	925,512	(b)	—		337,574	37,530	1,698,454
	2012	386,250	—	—	(c)	—	(c)	315,471	36,780	738,501
	2011	375,000	—	—		463,852		262,333	36,030	1,137,215

Michael C. Hughes Senior Vice President, Chief Financial Officer and Treasurer	2013	240,500	—	—		—		139,533	30,010	410,043

Jonathan H. Yellen Executive Vice President and General Counsel and Secretary	2013	397,838	—	925,512	(b)	—		337,574	37,530	1,698,454
	2012	386,250	—	—	(c)	—	(c)	315,471	36,780	738,501
	2011	375,000	—	—		463,852		262,333	36,030	1,137,215

Andrew J. Welch Former Executive Vice President and Chief Financial Officer	2013	397,838	—	925,512	(b)	—		323,969	1,148,390	2,795,709
	2012	386,250	—	—	(c)	—	(c)	315,471	36,780	738,501
	2011	375,000	—	—		463,852		262,333	36,030	1,137,215
___________________

(a)
We had insufficient shares available under our equity compensation plan to make our customary annual performance-based restricted stock awards in respect of 2011 performance, and the Compensation Committee felt that awarding grants in respect of 2011 with restricted stock at current prices would be unduly dilutive to our stockholders. In lieu of restricted stock, the Compensation Committee awarded restricted cash with the same three-year vesting and forfeiture provisions. While unvested, restricted cash may only be invested in cash equivalents or our common stock. The committee intended that, for the recipients, the incentive and opportunity would roughly correspond to that of restricted stock. In mid-2012, the committee approved a new equity compensation program for our NEOs, as a consequence of which we began awarding market performance-vesting RSUs to our NEOs in 2013 rather than awarding our NEOs grants based on past performance. See Compensation Discussion and Analysis above for further detail.

(b)	Fair market value on the February 13, 2013 grant date using a Monte Carlo simulation.

(c)
As discussed in the proxy statement for our 2013 annual meeting, in 2012, the Compensation Committee changed our executive equity compensation program from grants based on past performance to performance vesting grants. Under the prior program, grants were awarded after year-end, when prior year performance was known. Annual NEO grants awarded in February 2013 were forward looking grants, and our NEOs did not receive stock or restricted cash awards in respect of 2012.

All Other Compensation from Summary Compensation Table for 2013

Name	Company Contributions to Retirement and 401(k) Plans ($)	Perquisites(a) ($)	Severance		Total ($)
Richard A. Smith	26,250	11,280	—		37,530
Troy A. Pentecost	26,250	11,280	—		37,530
Michael A. DeNicola	26,250	11,280	—		37,530
Michael C. Hughes	26,250	3,760	—		30,010
Jonathan H. Yellen	26,250	11,280	—		37,530
Andrew J. Welch	26,250	7,520	1,114,620	(b)	1,148,390
____________

(a)	Supplemental executive health insurance premium.

(b)	Cash severance payments related to Mr. Welch’s resignation as Chief Financial Officer in June 2013.

Fiscal Year 2013 Grants of Plan-Based Awards

The following table sets forth information concerning possible payouts of incentive plan awards to our NEOs:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Richard A. Smith
Annual Performance-based Cash Bonus(a)	2/13/13	371,315	928,288	1,485,260	—	—	—	—	—
Equity Incentive Plan(b)	2/13/13	—	—	—	94,547	378,191	756,382	5.39	2,716,710

Troy A. Pentecost
Annual Performance-based Cash Bonus(a)	2/13/13	161,124	322,248	483,373	—	—	—	—	—
Equity Incentive Plan(b)	2/13/13	—	—	—	34,810	139,243	278,486	5.39	1,000,071

Michael A. DeNicola
Annual Performance-based Cash Bonus(a)	2/13/13	149,189	298,378	447,568	—	—	—	—	—
Equity Incentive Plan(b)	2/13/13	—	—	—	32,232	128,928	257,856	5.39	925,512

Michael C. Hughes
Annual Performance-based Cash Bonus(a)	2/13/13	48,100	120,250	192,400	—	—	—	—	—

Jonathan H. Yellen
Annual Performance-based Cash Bonus(a)	2/13/13	149,189	298,378	447,568	—	—	—	—	—
Equity Incentive Plan(b)	2/13/13	—	—	—	32,232	128,928	257,856	5.39	925,512

Andrew J. Welch
Annual Performance-based Cash Bonus(a)	2/13/13	149,189	298,378	447,568	—	—	—	—	—
Equity Incentive Plan(b)	2/13/13	—	—	—	32,232	128,928	257,856	5.39	925,512

_____________

(a)	Determined with respect to 2013 performance.

(b)
For awards made under our RSU program earned based or future TSR relative to ten lodging REIT peers. Fair value is estimated based on a Monte Carlo simulation. If an award would result in issuing more shares than our equity compensation plan has available, or allowed to be issued, the excess above what is available or allowed, upon vesting, will be settled in cash, based on the then-current value of the excess shares that would otherwise have been issued.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information concerning shares of unvested restricted stock held by our NEOs at December 31, 2013:

	Stock Awards			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(c)
Richard A. Smith	252,127	(a)	2,057,356	504,255	(d)	4,114,721
Troy A. Pentecost	92,829	(a)	757,485	185,657	(d)	1,514,961
Michael A. DeNicola	85,952	(a)	701,368	171,904	(d)	1,402,737
Michael C. Hughes	—		—	—		—
Jonathan H. Yellen	85,952	(a)	701,368	171,904	(d)	1,402,737
Andrew J. Welch	257,856	(b)	2,104,105	—		—

(a)	These shares are eligible to vest in full on December 27, 2014.

(b)
These shares were delivered to Mr. Welch in January 2014 in accordance with his severance agreement. For further detail on Mr. Welch’s severance, see Compensation Discussion and Analysis; Compensation of our Former Chief Financial Officer.

(c)	Based on the closing price for FelCor’s common stock the last trading day of 2013 (December 31, 2013) ($8.16 per share).

(d)	If the performance criteria is met, 50% of these awards will vest on December 27, 2015 with the remainder vesting on December 27, 2016.

Outstanding Restricted Cash Awards at 2013 Fiscal Year-End

	Unvested Restricted Cash ($)
Name
Richard A. Smith	544,598	(a)
Troy A. Pentecost	186,750	(a)
Michael A. DeNicola	112,326	(a)
Michael C. Hughes	151,662	(a)
Jonathan H. Yellen	162,841	(a)
Andrew J. Welch	162,841	(b)
_____________

(a)
Based on the market value of restricted cash accounts as of December 31, 2013. Restricted cash is subject to forfeiture and investment restrictions that intentionally conform to our customary restricted stock grant program. Restricted cash, as with restricted stock, vests in three equal successive annual increments on December 27 (or the next business day), assuming continued employment. Restricted cash awarded to our current NEOs that was outstanding as of December 31, 2013 is scheduled to vest as follows:

Name	2014 ($)	2015 ($)
Richard A. Smith	544,598	—
Troy A. Pentecost	186,750	—
Michael A. DeNicola	112,326	—
Michael C. Hughes	91,404	60,258
Jonathan H. Yellen	162,841	—

(b)
These shares were delivered to Mr. Welch in January 2014 in conjunction with his severance agreement. For further detail on Mr. Welch’s severance, see Compensation Discussion and Analysis; Compensation of our Former Chief Financial Officer.

Stock Vested in 2013

	Stock Awards
Name	Number of Shares Vested (#)	Value upon Vesting ($) (a)

Richard A. Smith	133,333	1,049,331
Troy A. Pentecost	40,000	314,800
Michael A. DeNicola	40,000	314,800
Michael C. Hughes	—	—
Jonathan H. Yellen	40,000	314,800
Andrew J. Welch	40,000	314,800

___________

(a)	Based on the closing price of our common stock on the vesting date.

Change-in-Control and Severance Payments

In 2007 we entered into change-in-control and severance agreements with each of our NEOs and certain other key employees. Each of these agreements automatically renews at calendar year end for successive one-year terms unless terminated. In the event of a potential change-in-control, each NEO agrees to remain in our employ until the earlier of one year following the potential change-in-control or six months following an actual change-in-control. Following a change-in-control, an NEO will be entitled to the immediate vesting of all equity compensation and other benefits previously awarded or credited to his account (which is also required by the terms of our equity grants). In addition, if an NEOs employment is terminated by us other than for disability, retirement, or “cause” (or by the NEO for good reason), the NEO also will be entitled to a lump sum severance payment equal to 2.99 (1.5 for Mr. Hughes)multiplied by the sum of that NEOs then-current base salary, plus the greater of (i)his average cash bonus (annualized for partial years of service) paid over the preceding three years of employment (or a shorter period, if employed less than three years) or (ii) his target cash bonus for the current year. We will “gross-up” the severance payment to cover excise taxes, if any, on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise taxes (this provision is part of the 2007 agreements and predecessor agreements and has not been modified in any respect since 2007). For purposes of these agreements,

•
A “change-in-control” occurs whenever: (i) any person or group is or becomes the beneficial owner of 35% or more of our outstanding voting securities; (ii) a majority of the Board is comprised of persons designated by any person who has entered into an agreement with us to become a 35% or more beneficial owner or to effect a merger or consolidation transaction, or of persons other than those persons constituting the Board on the date of these agreements; (iii) our stockholders approve either a merger or consolidation of us with any other corporation or a plan or agreement under which all or substantially all of our assets would be liquidated, distributed, sold or otherwise disposed of; or (iv) our Compensation Committee adopts a resolution to the effect that, in the judgment of the committee, a change-in-control has effectively occurred.

•
Good reason, for purposes of these agreements, means, among other things and subject to certain limitations, any of the following events following a change-in-control: (i) the assignment of any duties inconsistent with his or her status as an NEO or any substantial reduction in or restriction upon the nature, status or extent of his responsibilities or authority as compared to immediately prior to the change-in-control; (ii) a reduction in the NEO’s annual base salary, as in effect immediately prior to the change-in-control, except for across-the-board salary reductions similarly affecting all of our executives and all executives of any person then in control of FelCor; (iii) the relocation of our principal executive offices, or the office where the employee is required to perform his or her duties, to a location more than 25 miles away; (iv) our failure to pay the NEO any portion of his then-current compensation, or any portion or installment of deferred compensation, within five days of the date the payment is due; or (v) our failure to continue any compensation or benefit plan that the NEO was participating in immediately prior to the change-in-control.

Our equity grants typically provide that if the Company undergoes a change-in-control, all restrictions on the restricted stock granted by the agreement are deemed to have expired as of the date preceding such event. (The restricted cash, and any shares of our stock purchased with it, accelerates on substantially the same terms.) No other benefits are required to be paid by us upon any other voluntary resignation or termination.
Mr. Smith’s employment agreement provides that, upon termination due to death or disability, or for termination by the Company without cause or upon his resignation for good reason: (i) Mr. Smith (or his estate) will be entitled to receive an amount equal to his base salary payable during the remainder of the term; (ii) any outstanding stock options, awards of restricted stock and other benefits previously awarded or credited to his account will immediately vest; (iii) Mr. Smith, and his covered dependents, as applicable, will be entitled to continued medical and dental benefits for the remainder of the term and COBRA benefits beyond the term; and (iv) Mr. Smith (or his estate) will be entitled to a gross-up payment for federal, state and local taxes resulting from such medical and dental benefits. If Mr. Smith’s employment is terminated for cause, or if he resigns without good reason, he is not entitled to the foregoing benefits. Under Mr. Smith’s employment agreement:

•
Good reason means: (i) the assignment to Mr. Smith of any duties inconsistent with his status as our senior executive officer or any substantial reduction in or restriction upon the nature, status or extent of his responsibilities; (ii) a reduction by us in Mr. Smith’s base salary, except for across-the-board reductions similarly affecting all of our executives; and (iii) any circumstance constituting a good reason following a change-in-control under our standard form of change-in-control and severance agreement described above; and

•	Change-in-control has the same meaning as in our standard change-in-control and severance agreement described above.

To the extent that any transaction would result in Mr. Smith being entitled to exercise rights or receive benefits under both his employment agreement and his change-in-control and severance agreement, he is entitled to elect the rights and benefits he wishes to receive but may not receive the same rights or benefits under both agreements.
Andrew J. Welch served as our Executive Vice President and Chief Financial Officer in 2013 through June 30, 2013, and he remained our employee until December 31, 2013. In connection with ending his service at FelCor, Mr. Welch and FelCor entered into a Severance and Release Agreement in May 2013 pursuant to which, when his employment ended, he received a $1,114,620 cash severance payment (which included, in addition to severance, an amount equal to the gross cost to continue his health benefits for 24 months) and his remaining unvested equity awards were allowed to vest in full. These severance benefits reflected, in part, Mr. Welch’s significant contributions during his long service at the Company.

Termination or Change-in-Control Payments
The following table shows the payments upon termination or a change-in-control that each of our NEOs would have received had a termination or applicable triggering event occurred on December 31, 2013:

Name	Benefit	Before Change-in-Control Termination w/o Cause or for Good Reason		After Change-in-Control Termination w/o Cause or for Good Reason		Voluntary Termination		Death		Disability		Change-in-Control
Richard A.	Salary and Bonus	1,485,260		4,996,043		—		1,485,260		1,485,260		—
Smith	Vesting of Restricted Stock Units(a)	6,172,080		6,172,080		—		6,172,080		6,172,080		6,172,080
	Vesting of Restricted Cash	544,598		544,598		—		544,598		544,598		544,598
	Benefit Plans	85,490	(b)	71,020	(c)	—		85,490	(b)	85,490	(b)	—
	Total Value	8,287,428		11,783,741		—		8,287,428		8,287,428		6,716,678

Troy A.	Salary and Bonus	—		2,257,396		—		—		—		—
Pentecost	Vesting of Restricted Stock Units(a)	—		2,272,443		—		2,272,443		2,272,443		2,272,443
	Vesting of Restricted Cash	—		186,750		—	337,609	186,750		186,750		186,750
	Benefit Plans	—		70,839	(c)	—		—
	Total Value	—		4,787,428		—		2,459,193		2,459,193		2,459,193

Michael A.	Salary and Bonus	—		2,101,862		—		—		—		—
DeNicola	Vesting of Restricted Stock Units(a)	—		2,104,105		—		2,104,105		2,104,105		2,104,105
	Vesting of Restricted Cash	—		112,326		—		112,326		112,326		112,326
	Benefit Plans	—		70,756	(c)	—		—		—		—
	Total Value	—		4,389,049		—		2,216,431		2,216,431		2,216,431

Michael C.	Salary and Bonus	—		541,125		—		—		—		—
Hughes	Vesting of Restricted Cash	—		151,662		—		151,662		151,662		151,662
	Benefit Plans	—		70,258		—		—		—		—
	Total Value	—		763,045		—		151,662		151,662		151,662

Jonathan H.	Salary and Bonus	—		2,101,862		—		—		—		—
Yellen	Vesting of Restricted Stock Units(a)	—		2,104,105		—		2,104,105		2,104,105		2,104,105
	Vesting of Restricted Cash	—		162,841		—		162,841		162,841		162,841
	Benefit Plans	—		70,756	(c)	—		—		—		—
	Total Value	—		4,439,564		—		2,266,946		2,266,946		2,266,946
____________

(a)	The value shown is based on the closing price of our common stock on December 31, 2013 ($8.16 per share).

(b)
Amount shown reflects cost of health, dental and supplemental health insurance coverage for the individual and his family, through the expiration of his employment contract, plus continued coverage under COBRA.

(c)
Benefit plans include, for a period of 24 months following termination, health and dental insurance coverage for the individual and his family; group term life insurance equal to annual base salary; disability insurance; and supplemental health insurance coverage.

PROPOSAL 4 - RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PwC served as our independent registered public accounting firm during 2013 and has been selected to serve in that capacity for 2014, unless the Audit Committee subsequently determines that a change is desirable. Since the Audit Committee has the sole authority to select our independent registered public accounting firm, this proposal is made solely with a view toward soliciting our stockholders’ opinion. This opinion will be taken into consideration by the Audit Committee in its future deliberations. A representative of PwC is expected to be at our 2014 annual meeting to respond to appropriate questions and to make a statement, if desired.
Vote Necessary to Ratify the Selection
The selection of PwC as our independent registered public accounting firm for 2014 will be ratified if this proposal receives a majority of votes cast (assuming a quorum is present). Under the applicable rules, a broker has the authority to vote “FOR” this proposal in the absence of contrary instructions from the beneficial owner.
The Board recommends a vote “FOR” ratification of PwC’s appointment as our independent registered public accounting firm for 2014.
Audit Fees
We paid PwC $472,000 and $500,823 for 2012 and 2013, respectively, for the integrated audit of our consolidated financial statements and internal control over financial reporting, and reviews of the quarterly financial statements included in our Quarterly Reports on Form 10-Q. We paid PwC $55,700 and $6,000 for services related to other regulatory filings in 2012 and 2013, respectively.
Audit-Related Fees
We did not pay any such fees to PwC in 2012 or 2013.
Tax Fees
We did not pay any tax-related fees to PwC in either 2012 or 2013.
All Other Fees
We did not pay any other fees to PwC in either 2012 or 2013.
Auditor Independence
In determining PwC’s independence, the Audit Committee considered whether the provision of the non-audit services is compatible with maintaining such independence.
Audit Committee’s Policy Regarding Pre-approval of Non-Audit Services
In 2002, the Audit Committee adopted a policy of pre-approving the nature and estimated amount of any significant audit or non-audit services to be provided to our Company by its independent registered public accounting firm, taking into consideration the impact that the rendition of such services could have on their independence.

PROPOSAL 5 - STOCKHOLDER PROPOSAL RELATING TO DECLASSIFICATION OF THE BOARD OF DIRECTORS
In accordance with Rule 14a-8 under the Exchange Act, we have set forth below a stockholder proposal exactly as submitted by UNITE HERE, 275 Seventh Avenue, New York, NY 10001 (for the purposes of this proposal, the “Proponent”), along with the supporting statement of the Proponent, for which FelCor and the Board accept no responsibility. UNITE HERE has represented to us that, as of December 18, 2013, it held 985 shares of our common stock (approximately 0.00079% of shares outstanding on that date) continuously for at least one year through that date. This is required to be voted upon at the annual meeting only if properly presented at the meeting by or on behalf of the Proponent. As explained below, the Board recommends that you vote “AGAINST” the stockholder proposal.
Shareholder proposal
RESOLVED, that the shareholders of FelCor Lodging Trust (“Company") recommend that the Company take all necessary steps, in compliance with applicable law, to eliminate the classification of the Board of Trustees. Implementation of this proposal should not prevent any Trustee elected prior to the annual meeting held in 2014 from completing the term for which such Trustee was elected.
SUPPORTING STATEMENT
When trustees are held accountable for their actions, they perform better. This resolution urges the Board of Trustees to facilitate a declassification of the board, which would enable shareholders to register their views on the performance of all trustees at each annual meeting. Under the current structure, trustees are elected to staggered three-year terms, so shareholders only have the opportunity to vote on a portion of the Board each year. Annual elections make trustees more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.
Empirical studies have shown that staggered boards are associated with lower firm valuation and poor corporate decision-making. (Bebchuk and Cohen, 2005; Faleye, 2007; Frakes, 2007). Firms with classified boards are more likely to make acquisitions that decrease shareholder value (Masulis, Wang, and Xie, 2007) and are associated with lower returns to shareholders in the event of a takeover (Bebchuk, Coates, and Subramanian, 2002). Classified boards also tend to award executive pay that is less correlated to performance (Faleye, 2007).
Since 2012, 80 companies have voted or entered into agreements committing to declassify their boards (See Shareholder Rights Project). Shareholders of large companies across a variety of industries have advocated for these proposals in order to increase board accountability and firm performance. Fewer than 25% of publicly traded hotel companies have classified boards.
A classified board can also act as an anti-takeover barrier. Declassifying our board may positively affect shareholder value by encouraging offers to acquire the company that could be beneficial to shareholders.

As the US hotel industry continues to recover, shareholders may see an uptick in merger activity. REITs were major actors during the mergers of the previous business cycle. In February 2006, Blackstone acquired Meristar REIT for a $10.45 per share consideration, 20% above the average trading price the day before the announcement. Eagle Hospitality REIT was acquired by an Apollo affiliate for $13.36 per share, a 42% premium over share prices the eve of the announcement. JER Realty acquired Highland Hospitality Corporation, a REIT, for $19.50 a share, a premium of approximately 15% over Highland's three-month average closing share price.
By declassifying its Board, the Company will demonstrate its commitment to good corporate governance and may enhance its long-term financial performance and shareholder value. We urge you to vote FOR this proposal.
Board of Directors Statement Opposing Stockholder Proposal
The Board has carefully considered the above stockholder proposal, and believes that it is NOT in the best interest of FelCor and our stockholders. Consequently, the Board unanimously recommends a vote “AGAINST” the stockholder proposal to declassify our Board for the following reasons:
The Board is committed to strong corporate governance policies and regularly considers and evaluates a broad range of corporate governance issues affecting FelCor, including whether to maintain a classified board structure. In accordance with our charter, and as expressly permitted under the Maryland General Corporation Law, our directors are divided into three classes that serve staggered three-year terms, such that three or four (out of ten) directors stand for election each year. Our classified board is an effective means of ensuring the involvement of committed director candidates, protecting FelCor and its stockholders against underpriced and abusive takeover attempts, and enhancing the independence and quality of the directors’ decision making.
The Proponent’s statement refers to particular stockholder votes taken elsewhere and academic studies but does not state any specific reasons why declassifying the Board will benefit FelCor or its stockholders. The Board is aware of the recent shareholder/stockholder proposals that urge companies to abandon classified boards, the arguments that are generally made for and against a classified board (including a number of studies, including those cited below, that dispute the core findings in the studies cited by the Proponent) and the support that proposals to eliminate classified boards often receive. Given that FelCor has significantly outperformed its peers in recent years, we believe that changing FelCor’s long-standing governance structure simply to “fall in line” with other companies would be a considerable disservice to our stockholders. The overly simple fact that many large companies have taken steps to remove their classified boards is not, in the Board’s judgment, a persuasive reason for the Company to undertake the same initiative.
The Board believes that the appropriate standard by which to judge a classified board is whether it promotes stockholder interests in the circumstances of the company in question. Having carefully considered all of these factors, however, the Board has determined that our classified board results in continuity and quality of leadership that creates long-term stockholder value and continues to be in the best interests of the Company and its stockholders for numerous reasons, including the following:

•
A classified board structure is designed to provide stability and continuity of leadership, prevent sudden disruptive changes to board composition, enhance long-term planning and ensure that at any given time a majority of the directors will have served for multiple years;

•	Directors on classified boards are equally as accountable to stockholders as directors elected annually;

•	A classified board protects the interests of our stockholders in obtaining the maximum possible value for their shares in a change of control transaction;

•	Electing a non-employee director to a three-year term provides the director increased independence from management and special interest groups; and

•	Research does not necessarily support that single-class boards maximize stockholder return.
We discuss each of these reasons in favor of retaining our classified Board in greater detail below.
Stability and Continuity. The classified board structure provides stability, enhances mid- and long-term planning and ensures that, at any given time, a majority of the directors serving on the Board have substantial knowledge of FelCor, its business and its strategic goals. Directors who have experience with FelCor and deep knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and our stockholders, including decisions on strategic transactions, significant business commitments and use of financial and other resources. Without a classified board structure, the replacement of all directors in a single year is possible, which could lead to short-term disruption in FelCor’s affairs. The Board also believes that the classified board structure assists in recruiting director candidates who are willing to make a long-term commitment of their time and energy to help FelCor enhance stockholder value. It is important that FelCor’s stockholders, employees, customers and other stakeholders are able to rely on the stability and continuity of the Company’s corporate policies and strategic goals.
Accountability to FelCor’s Stockholders. A classified board remains accountable to FelCor’s stockholders. At each annual meeting, our stockholders have the opportunity to evaluate and elect one-third of the Board. All of our directors are required by law to uphold their fiduciary duties to FelCor and its stockholders regardless of the length of their term of office. Corporate governance requirements applicable to directors elected annually, including under New York Stock Exchange rules, the Sarbanes-Oxley Act of 2002 and Maryland statutory duties, apply equally to classified directors. The Board believes that effective corporate governance results from our directors’ abilities and the care with which they fulfill their duties, not the frequency of their elections, and that a classified board in no way diminishes directors’ responsibilities and accountability to our stockholders. In addition, the Company already has a “majority voting” standard, which requires that a director nominee receive more votes “for” than “against” in order to be elected in an uncontested election. Such voting standards provide increased accountability for all directors.

Protection from Potentially Abusive and Unfair Takeover Tactics. The classified board also safeguards the Company against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the Company. Our classified board enhances the Board’s ability to negotiate the best results for all stockholders in any takeover proposal by preventing the replacement of majority of our directors with hostile nominees at a single annual meeting. As a practical matter, because only three or four (out of ten) directors are elected at any annual meeting, at least two annual meetings would be required to effect a change in majority of our directors, providing incumbent directors with time and leverage to evaluate the adequacy and fairness of the unsolicited takeover attempt, negotiate with the third party on behalf of all stockholders and weigh alternatives to provide maximum value for all stockholders.
Independence. The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-management directors by providing them with a longer assured term of office, thereby insulating them from pressures from special interest groups (including labor unions, such as UNITE HERE, whose members work at some of our hotels as employees of the management companies we hire to operate our hotels) that might have an agenda contrary to the long-term interests of all stockholders. Other than our founder (who led the company for more than a decade) and our current chief executive officer, all of our directors are independent in accordance with NYSE and SEC standards. Our classified board permits our directors to act independently and focus on the long-term interests of the Company and our stockholders.
Commitment to Effective Corporate Governance Practices. We have an experienced and well-qualified Board. The Board is committed to utilizing effective corporate governance practices and has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics (copies of which are available on our website at www.felcor.com) which, among other things, provides for annual evaluations of director independence and an annual self-assessment of the Board’s (and its committees’) performance. The Board continually seeks to improve and enhance its corporate governance practices by reviewing our existing practices in light of those of our peers and the current corporate governance environment, and retaining or implementing practices that it believes best serves the long-term interests of FelCor and our stockholders. By way of example, in recent years, the Board has established a lead independent director, a management incentive compensation recoupment policy and modified our executive compensation program so that most of our executives’ compensation is at-risk based on total stockholder return and financial performance.
The Proponent cites certain academic studies to support the assertion that classified boards have an adverse impact on companies. Stockholders should also be aware that other commentators have questioned the studies cited by the Proponent, finding that classified boards often do not have a significant impact on share value, see, e.g., Michael E. Murphy, Attacking the Classified Board of Directors: Shaky Foundations for Shareholder Zeal, 65 Bus. Law 441 (2009), and are value enhancing for companies with low monitoring costs and high advising requirements, see Seoungpi Ahn, Vidhan K. Goyal & Keshab Shrestha, The Differential Effects of Classified Boards on Firm Value (July 17, 2013). One commentator has noted there is “growing view in the literature that the ‘one size fits all’ approach to board structure may be misguided.” See Seoungpi Ahn, Differential Effects and studies cited therein. The study goes on to suggest that the impact on pay-performance sensitivity is found in companies - unlike FelCor - with low advisory needs and high monitoring costs (i.e., companies that are considered to be relatively difficult for a board to monitor, such as firms that have a relatively high ratio of research and development expenses to assets or companies for which net property, plant and equipment is a relatively low percentage of assets). See Seoungpi Ahn, Differential Effects. Commentators have noted that classified boards do not preclude takeovers and can actually maximize shareholder value in change of control situations. See Murphy, Attacking the Classified Board of Directors. Additionally, the 2008 study by Bates, et al. recognizes that classified boards may improve the relative bargaining power of managers on behalf of their constituent shareholders and that target shareholders of companies with classified boards receive a larger proportional share of the total value gains from a transaction. Thomas W. Bates, David A. Becher & Michael L. Lemmon, Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control, 87 J. Fin. Econ. 656 (2008).
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of FelCor or our stockholders, and recommends that you vote “AGAINST” Proposal 5. Proxies solicited by the Board will be voted “AGAINST” this proposal unless a stockholder has otherwise indicated in voting the proxy.
It is important to note that stockholder approval of this proposal would not by itself declassify the Board. Under our charter, in order to change our classified Board, the Board must first authorize amendments to our charter. Stockholders would then have to approve each of those amendments with an affirmative vote of not less than 75% of the outstanding shares of the Company entitled to vote generally in the election of directors.

ADDITIONAL INFORMATION

Other Business
The Board does not intend to bring, and knows of no one intending to bring, any matter before the annual meeting other than election of the director nominee, approval of the Plan, advisory vote on compensation, ratification of PwC as our independent registered public accounting firm, and advisory vote on the stockholder proposal to declassify the Board, each as described herein. If any other matter is properly brought before the meeting, the persons named as proxies will vote them in accordance with their best judgment.
Outstanding Shares
As of April 2, 2014, 124,185,690 shares of our common stock were outstanding. Each share of common stock outstanding is entitled to one vote on each matter presented.
Annual Report
Our 2013 Annual Report to Stockholders and accompanying Financial Supplement are enclosed with this proxy statement. Our Annual Report to Stockholders, the accompanying Financial Supplement, this proxy statement and our Annual Report on Form 10-K may also be viewed on our website at www.felcor.com.
We will also send you a copy of our Annual Report on Form 10-K for 2013, without charge, if requested in writing sent to our Secretary at the address listed under Questions below.
Revocability of Proxy
You may revoke your proxy before it is voted by submitting a new proxy with a later date, voting in person at the meeting or notifying our corporate Secretary in writing at the address listed under Questions below.
How We Solicit Proxies
In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting the proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
Voting Procedures
In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by us are not voted and do not count for this purpose. Both abstentions and broker non-votes are counted as present for determining the presence of a quorum.

If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposal 4 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposals 1, 2, 3 and 5 and will have no effect on the outcome of those proposals.
Householding
“Householding” occurs when a single copy of our Annual Report, proxy statement or notice of proxy materials is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or notice of proxy materials in the future, please contact the bank, broker or other nominee through which you hold your shares.
Stockholder Proposals for Next Year
For stockholder proposals to be brought before the 2015 annual meeting of our stockholders, our bylaws provide that the proposing stockholder must give written notice to our Secretary, which must be delivered not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders. Any stockholder proposal received before January 19, 2015 or after February 18, 2015 will be considered untimely and may be voted upon by the named proxies in accordance with their best judgment. A stockholder who wishes to have a proposal included in our proxy statement for the 2015 annual meeting of our stockholders must deliver that proposal in writing to us not later than December 16, 2014. All proposals should be submitted to the attention of our Secretary at our principal executive offices at the address listed under Questions below. All proposals must be in writing and otherwise in compliance with applicable SEC requirements and our bylaws.
Questions
If you have questions or need more information about the annual meeting, you may write to:
FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933
Attention: Secretary
You may also call us at (972) 444-4900 or send us an email at information@felcor.com. We also invite you to visit our website at www.felcor.com.

FELCOR LODGING TRUST INCORPORATED
2014 Equity Compensation Plan

FELCOR LODGING TRUST INCORPORATED
2014 Equity Compensation Plan
Section 1.     Establishment, Purpose, and Effective Date of Plan
1.1     Establishment. FelCor Lodging Trust Incorporated, a Maryland corporation, hereby establishes the “FELCOR LODGING TRUST INCORPORATED 2014 EQUITY COMPENSATION PLAN” (the “Plan”) for its directors and employees. The Plan permits grants of stock options, restricted stock and restricted stock units as a payout media for payments under the plan.
1.2     Purpose. The purpose of the Plan is to advance the interests of the Company, by encouraging and providing for the acquisition of an equity interest in the success of the Company by its directors and employees, by providing additional incentives and motivation toward superior performance of the Company, and by enabling the Company to attract and retain the services of directors and key employees upon whose judgment, interests and special effort the successful conduct of its operations is largely dependent. Subject to the Plan’s approval by the Company’s stockholders, the Plan shall be the only plan pursuant to which stock options, restricted stock and restricted stock units may be granted by the Company to participants, and upon receipt of such approval, no such grants shall be made thereafter under the Company’s 2005 Restricted Stock and Stock Option Plan (the “2005 Plan”); provided, however, that grants made under the 2005 Plan prior to receipt of such approval shall remain in full force and effect in accordance with their terms and the terms of the 2005 Plan.
1.3     Effective Date. The Plan shall become effective on the date shareholder approval is obtained as provided in Section 6.1 (the “Effective Date”).
Section 2.     Definitions
2.1     Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)     “Award” means, collectively, each Option, Restricted Stock or Restricted Stock Unit, granted under this Plan, except that where it shall be appropriate to identify the specific type of Award, reference shall be made to the specific type of Award.
(b)    “Award Agreement” means a written agreement between the Company and a holder of an Award evidencing the terms and conditions of an individual Award grant. Each Award Agreement will be subject to the terms and conditions of the Plan and need not be identical.
(c)     “Board” means the Board of Directors of the Company.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Committee” means the Compensation Committee of the Board; provided, however, that for any grant to an Independent Director, the remaining members of that committee shall serve as the Compensation Committee with respect to such grant, including, but not limited to, the approval of the grant. The Board, as a whole, may take any action which the Committee is authorized to take hereunder.
(f)     “Company” means FelCor Lodging Trust Incorporated, a Maryland corporation.
(g)    “Disability” means an individual who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.
(h)    “Employee” means an employee (including officers and directors who are also employees) of the Company or its subsidiaries, affiliates (including partnerships) or any branch or division thereof.
(i)    “Fair Market Value” of a share of Stock means the reported closing sales price of the Stock on the New York Stock Exchange Composite Tape on that date, or if no closing price is reported on that date, on the last preceding date on which such closing price of the Stock was so reported. If the Stock is not traded on the New York Stock Exchange at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the closing bid and asked prices of the Stock on the most recent date on which the Stock was publicly traded. In the event the Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.
(j)    “Independent Director” means a director of the Company who is an “independent director” under the applicable rules and standards of the New York Stock Exchange and the Securities & Exchange Commission.
(k)    “Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an “incentive stock option” within the meaning of Section 422 of the Code or (ii) a “nonstatutory stock option.”
(l)    “Participant” means any Employee or Independent Director designated by the Committee to participate in the Plan.
(m)    “Period of Restriction” means (i) with respect to shares of Restricted Stock, the period during which the transfer of such shares is restricted pursuant to Section 8 of the Plan and (ii) with respect to Restricted Stock Units, the period beginning on when such Restricted Stock Units are granted to a Participant and ending when the shares of Stock underlying such Restricted Stock Units are to be issued to the Participant in accordance with the Award Agreement.
(n)    “Restricted Stock” means Stock granted to a Participant pursuant to Section 8 of the Plan.

(o)    “Restricted Stock Units” means a number of hypothetical Stock units granted to a Participant pursuant to Section 8 of the Plan having a value equal to the Fair Market Value of an identical number of shares of Stock; such units provide for the issuance of a number of shares of Stock, determined with reference to the number of Restricted Stock Units awarded and any formula or other factor established by the Committee as set forth in the applicable Award Agreement, to such Participant (or other compensation having a value equal to the corresponding Stock), subject to satisfaction of certain conditions.
(p)    “Stock” means the common stock of the Company, par value of $.01 per share.
2.2    Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
Section 3.    Eligibility and Participation. Participants in the Plan shall be selected by the Committee from among the Employees, directors and consultants of the Company who, in the opinion of the Committee, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success.
Section 4.    Administration. The Committee shall be responsible for the administration of the Plan; provided, however, that the Board shall at all times have the authority to assume administration of the Plan on a temporary or permanent basis. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.
Section 5.     Stock Subject to Plan
5.1     Number. The total number of shares of Stock subject to Awards under the Plan may not exceed 6,100,000, subject to adjustment upon the occurrence of any of the events indicated in Section 5.3 hereof. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose. Without limitation, no person whose compensation may be subject to the limitations on deductibility under Code Section 162(m) shall be eligible to receive Awards pursuant to this Plan in excess of 750,000 shares of Stock in any fiscal year, and no director who is not an employee of the Company shall be eligible to receive Awards in any fiscal year pursuant to this Plan valued, at the grant date, in excess of three times the annual retainer payable to such director in respect of such fiscal year.
5.2     Lapsed Awards. If any Award granted under the Plan terminates, expires, lapses or is canceled for any reason, any shares of Stock subject to such Award again shall be available for the grant of an Award hereunder. The Committee shall not, unless approved by (or subject to the approval of) shareholders, effect a repricing of all or any of the Options outstanding under the Plan at any time. Further, except as otherwise provided in Section 7.11 hereof, the Committee shall not, without the consent of the affected Optionee, have the authority to effect the cancellation or modification of any or all outstanding Options.
5.3     Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock that occurs after the Effective Date by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock subject to the Plan and to each Award hereunder, and to the stated Option price (if any) of each Award, shall be adjusted appropriately by the Committee or the Board, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee or the Board also shall have discretion to make appropriate adjustments in the number and type of shares subject to an Award of Restricted Stock or Restricted Stock Units under the Plan pursuant to the terms of such an Award. In the event of a merger or consolidation where the Company is not the surviving corporation, the surviving corporation shall be required to assume the outstanding Awards which have not been canceled, and the Committee, in its sole discretion, shall adjust the number of shares, and the Option price (if any), so as to neither reduce or enlarge the rights of the Participant, including, but not limited to, dividing the shares and the Option price (if any) by the exchange ratio.
Section 6.     Shareholder Approval and Duration of Plan
6.1     Shareholder Approval. All Awards granted under this Plan are subject to, and may not be exercised before, and will be rescinded and become void in the absence of, the approval of this Plan by a majority of the shareholders voting thereon at a meeting of shareholders, at which a quorum is present, held prior to the first anniversary of the Effective Date of this Plan.
6.2     Duration of Plan. The Plan shall remain in effect, subject to the Board's right to earlier terminate pursuant to Section 10 hereof, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option may be granted under the Plan on or after the tenth anniversary of the Effective Date.
Section 7.     Stock Options
7.1     Grant of Options. Subject to the provisions of Sections 5 and 6, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee, and for all purposes hereof, the date of such grant shall be the date on which the Committee takes formal action to grant an Option, provided that it is followed, as soon as reasonably practicable, by written notice to the person receiving the Option. The Committee shall have complete discretion in determining the number of Options granted to each Participant and the terms and provisions thereof. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant; provided, however, that the aggregate Fair Market Value (determined at the time the Option is granted) of the Stock, with respect to which all incentive stock options granted under any plan of the Company are exercisable for the first time by a Participant during any calendar year, may not exceed $100,000. Nothing in this Section 7 of the Plan shall be deemed to prevent the grant of nonstatutory stock options in amounts that exceed the maximum established by Section 422 of the Code.

7.2     Option Agreement. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the Option price, the duration of the Option, the number of shares of Stock to which the Option pertains, and such other provisions as the Committee shall determine.
7.3     Option Price. The Option price of each share of Stock subject to each Option granted pursuant to this Plan shall be determined by the Committee at the time the Option is granted and, in the case of incentive stock options, shall not be less than 100% of the Fair Market Value of a share of Stock on the date the Option is granted, as determined by the Committee. In the case of incentive stock options granted to any person who owns, directly or indirectly, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock (“Ten Percent Owner”), the Option price shall not be less than 110% of the Fair Market Value of a share of Stock on the date the Option is granted. The Option price of each share of Stock subject to a nonstatutory stock option under this Plan shall be determined by the Committee, in its sole discretion, prior to granting the Option.
7.4     Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time it is granted, provided, however, that no incentive stock option shall be exercisable later than ten (10) years from the date of its grant, and no incentive stock option granted to a Ten Percent Owner shall be exercisable later than five (5) years from the date of its grant.
7.5     Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants. Unless otherwise expressly provided in the Option, no Option may be exercised within six (6) months after the date of grant. Each Option that is intended to qualify as an incentive stock option pursuant to Section 422 of the Code shall comply with the applicable provisions of the Code pertaining to such Options. Without limitation, the Committee may, in its sole discretion, accelerate the date on which any Option may be exercised, or on which restrictions on Restricted Stock shall lapse.
7.6     Payment. The Option price of Stock acquired upon exercise of any Option, and applicable withholding as described in Sections 11.1 and 11.2, shall be paid in full on the date of exercise, by certified or cashier's check, by wire transfer, by money order, through a broker assisted exercise, with Stock (but with Stock only if expressly permitted by the terms of the Option), or by a combination of the above. If the Option Price is permitted to be, and is, paid in whole or in part with Stock, the value of the Stock surrendered shall be its Fair Market Value on the date surrendered. The proceeds from payment of Option prices shall be added to the general funds of the Company and shall be used for general corporate purposes. For purposes of this Section 7.6, “broker assisted exercise” shall mean a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (x) a Committee-designated brokerage firm to effect the immediate sale of the shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option price plus all applicable withholding and employment taxes required, and (y) the Committee to deliver the certificates for the shares directly to such brokerage firm in order to complete the sale. Subject to the Committee’s discretion and on such terms as the Committee may approve, payment for an option exercise may be by notice of exercise that includes a statement directing the Company to retain such number of shares of Common Stock from any transfer to the Participant (“Share Withholding”) that otherwise would have been delivered by the Company on exercise of the Option having a Fair Market Value equal to all or part of the exercise price of the Option exercise, in which case the Option will be deemed surrendered and cancelled with respect to the number of shares retained by the Company (and will not be added back to the share reserve). The Committee will document pre-approval of any form of payment that is subject to pre-approval by the Committee, in its sole discretion (including the Option price of Stock acquired upon exercise of any Option and any applicable Award withholding) by a Participant who is an Insider. In the case of a Participant who is an Officer or Director, any pre-approval will be documented in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Award involved in the transaction.
7.7     Restrictions on Stock Transferability. The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed, and under any blue sky or state securities laws applicable to such shares.
7.8     Termination of Employment Due to Death or Disability. Unless otherwise expressly provided in the Option, if the employment of a Participant is terminated by reason of death or Disability, the rights under any then outstanding Option shall terminate upon the first to occur of (i) the expiration date of the Option or (ii) the first anniversary of such date of termination of employment.
7.9     Termination of Employment Other than for Death or Disability. Unless otherwise expressly provided in the Option, if the employment of the Participant shall terminate for any reason other than death or Disability, the rights under any then outstanding Option shall terminate upon the first to occur of (i) the expiration date of the Option or (ii) ninety (90) days after such date of termination of employment.
7.10     Nontransferability of Options. Unless otherwise expressly provided in the Option, no Option granted under the Plan may be sold, transferred pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.
7.11     Cancellation. Unless otherwise expressly provided in the Option of reference, in the event of a merger or consolidation where the Company is not the surviving corporation (or survives only as the 80% or greater owned subsidiary of another corporation), the Committee, in its sole discretion may cancel, by giving written notice (a “Cancellation Notice”), effective immediately prior to the consummation of such transaction, all or any of the vested portion of any, or all, Options that remain unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time (but not less than 15 days) prior to the proposed date of such cancellation, and may be given either before or after shareholder approval (if any is required) of the transaction.

Section 8.    Restricted Stock; Restricted Stock Units
 8.1    Grants of Restricted Stock and/or Restricted Stock Units.
(a)Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant shares of Restricted Stock and/or Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine. Each such grant shall be evidenced by a written Award Agreement that specifies the Period of Restriction and other specific terms of the Award. Without limitation, the Committee may accelerate the date on which restrictions lapse with respect to any Restricted Stock and/or Restricted Stock Units. Upon the expiration or termination of the Period of Restriction and the satisfaction of any other conditions prescribed by the Committee (including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Award), the restrictions applicable to the Restricted Stock or Restricted Stock Units will lapse and the number of shares of Stock with respect to which the restrictions have lapsed will be delivered, free of any restrictions except those that may be imposed by law, the terms of the Plan or the terms of an Award Agreement, to the Participant or the Participant’s beneficiary or estate, as the case may be, unless such Award is subject to a deferral condition that complies with Code Section 409A and the regulations and interpretive authority issued thereunder as may be allowed or required by the Committee in its sole discretion. The Company will not be required to deliver any fractional share of Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share in cash to the Participant or the Participant’s beneficiary or estate, as the case may be. With respect only to Restricted Stock Units, unless otherwise subject to a deferred settlement date specified in the Award Agreement that complies with Code Section 409A requirements, the Stock will be issued and delivered, and the Participant will be entitled to the beneficial ownership rights of such Stock, as soon as practicable after the Period of Restriction lapses, but not later than (i) the later of (x) the date that is 2 ½ months after the end of the Participant’s taxable year for which the Period of Restriction ends and the Restricted Stock Unit is no longer subject to a substantial risk of forfeiture; or (y) the date that is 2 ½ months after the end of the Company’s taxable year for which the Period of Restriction ends and the Restricted Stock Unit is no longer subject to a substantial risk of forfeiture; or (ii) such earlier date as may be necessary to avoid application of Code Section 409A to such Award.
(b)In addition to a deferred settlement date specified by the Committee in any Restricted Stock Unit Award Agreement, a Participant may elect, subject to Committee consent, a later deferred settlement date with respect to an Award of Restricted Stock Units subject to the conditions specified below. The Committee, however, has the authority to refuse to permit a Participant to elect a deferred settlement date, if the Committee determines that such election would jeopardize the Plan's compliance with applicable law or the Plan's status as a top hat plan under ERISA.
(x)    The deferred settlement date may be elected by a Participant only if the Period of Restriction requires the Participant to continue to provide services for at least 12 months from the date the Award is granted. For all purposes hereof, the date of such grant shall be the date on which the Committee takes formal action to grant an Award, provided that it is followed, as soon as reasonably practicable, by written notice to the person receiving the Award.

(y)    The Participant may only make a deferred settlement date election if the election is made on or before the 30th day after the date of grant of the Award and only if the election is made at least 12 months in advance of the earliest date at which the Period of Restriction could end, other than an acceleration that occurs on account of the Participant’s death, Disability or upon a change in control event (as defined in Treas. Regs. §1.409A-3(i)(5)).
(z)    The deferred settlement date must be a date that is later than the date the Period of Restriction Ends.
Any election to defer the settlement date pursuant to this Section 8.1(b) will be effective only when timely filed with the Committee or its designee on the form utilized for such purpose. Each election must specify: (i) The Restricted Stock Unit Award and number of shares to be deferred; (ii) The applicable settlement date or dates (including the date a separation from service occurs); and (iii) Form of distribution (lump sum or installments).
 8.2    Transferability. Except as provided in Section 8.6 hereof, the shares of Restricted Stock or Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated for such period of time as shall be determined by the Committee and shall be specified in the Award Agreement, or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Award Agreement.
 8.3    Other Restrictions. The Committee may impose such other restrictions on any shares of Restricted Stock and Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable federal or state securities laws, and may legend the certificates representing such shares to give appropriate notice of such restrictions.
 8.4    Voting Rights. Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Period of Restriction. Participants awarded Restricted Stock Units hereunder shall have no voting rights with respect to those Restricted Stock Units until the issuance and delivery of shares of Stock in respect thereof on the later of the lapse of the Period of Restriction or the settlement date specified in the Award Agreement.
 8.5    Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock shall be entitled to receive cash dividends distributed with respect to those shares. Participants granted Restricted Stock Units hereunder shall not be entitled to receive cash dividends distributed with respect to those shares or with respect to Stock underlying Restricted Stock Units; however, to the extent such Restricted Stock Units are not forfeited by such Participants prior to the end of the Period of Restriction, such Participants shall be entitled to receive cash payments immediately following the end of the Period of Restriction equal to the cash dividends that would otherwise have been paid with respect to the shares of Stock issued with respect to Restricted Stock Units had they been issued and outstanding throughout the Period of Restriction.

 8.6    Termination of Employment. Unless otherwise expressly provided in the Award Agreement or any other agreement between a Participant and the Company, in the event that such Participant’s employment with the Company is terminated for any reason during the Period of Restriction (including death), then any shares of Restricted Stock and any Restricted Stock Units still subject to restrictions at the date of such termination automatically shall be forfeited.
Section 9.     Rights of Employees. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.
Section 10.     Amendment, Modification and Termination of Plan. The Board at any time may terminate, and from time to time may amend or modify the Plan, and may amend or modify Awards hereunder; provided, however, that no amendment of the Plan or of any Award hereunder, without approval of the shareholders within one year after the adoption of such amendment, may (a) increase the aggregate number of shares of Stock that may be issued under the Plan; (b) extend the term of the Plan; or (c) materially modify the requirements as to eligibility to receive Awards under the Plan. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the affected Participant(s).
Section 11.     Miscellaneous Provisions
11.1     Tax Withholding. Without limitation, on the date an Award is taken into a Participant's income, the Company shall have the right to withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy the Company's resulting federal, state, and local withholding and employment tax requirements with respect to such Award.
11.2     Stock Withholding Elections. On the date an Award is includible in a Participant's income, the Company shall have the right to withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy the Company's resulting federal, state, and local income tax and employment tax withholding requirements with respect to such Award, except that the Committee may permit, and the terms of an Award may provide that, a Participant may make an irrevocable election to have shares of Stock otherwise issuable thereunder withheld having an aggregate Fair Market Value sufficient to satisfy the Company's minimum total federal, state and local income and employment tax withholding obligations associated with the transaction. Any such elections, if available, must be made by a Participant on or prior to the tax date. Shares of Stock withheld by the Company pursuant to this Section 11.2 of the Plan or otherwise to satisfy the Company's resulting federal, state, and local income tax and employment tax withholding requirements with respect to an Award shall not be available for a subsequent Award hereunder.
11.3     Severability. If any provision of this Plan, or any Award, is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or any Award, but such provision shall be fully severable, and the Plan or Award, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan or Award, as applicable.

11.4     Notice. Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under this Plan shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has previously specified in accordance with this Subsection, or, if by courier, seventy-two (72) hours after it is sent, addressed as described in this Subsection. The Company or the Participant may change, at any time and from time to time, by written notice to the other, the address that it or he had previously specified for receiving notices; provided further, that a Participant who is not an Employee must file such written notice with the Committee. Until changed in accordance with this Plan, the Company and the Participant shall be deemed to have specified as its and his address for receiving notices (i) as to the Company, the principal executive offices of the Company, and (ii) as to the Participant, (A) where the Participant is an Employee, the most current address of the Participant set forth in the Company's employment records, and (B) where Participant is not an Employee, the address set forth in the most recent notice. Any person entitled to notice under this Plan may waive such notice. Without limiting the generality of the forgoing, for all purposes hereof, the address of the Company shall be the address of the Committee.
Section 12.     Indemnification
12.1     Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan made in good faith and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not apply to any acts of willful misconduct by any member of the Committee or the Board. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Charter or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
Section 13.     Requirements of Law
13.1     Requirements of Law. The granting of Awards and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
13.2     Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.

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FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas 75062-3933

Annual Stockholders' Meeting of FelCor Lodging Trust Incorporated

Date: May 19, 2014
Time: 10:00 a.m. CT
Place: 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas

See Voting Instructions on Reverse Side.
Please make your marks like this: ☒ **Use pen only.**

The Board of Directors of the Company recommends a vote FOR all nominees for director and FOR proposals 2, 3 and 4.

PROPOSAL	Board of Directors Recommends	YOUR VOTE FOR	AGAINST	ABSTAIN
1. Election of Class I Directors:				
01 Thomas J. Corcoran, Jr.	FOR	☐	☐	☐
02 Robert F. Cotter	FOR	☐	☐	☐
03 Thomas C. Hendrick	FOR	☐	☐	☐
04 Mark D. Rozells	FOR	☐	☐	☐
2. Approval of the FelCor Lodging Trust Incorporated 2014 Equity Compensation Plan.	FOR	☐	☐	☐
3. Advisory vote on the approval of the 2013 executive compensation of FelCor's named executive officers.	FOR	☐	☐	☐
4. Ratification of the appointment of PricewaterhouseCoopers LLP as FelCor's Independent Registered Public Accounting Firm for 2014.	FOR	☐	☐	☐

PROPOSAL	Board of Directors Recommends	FOR	AGAINST	ABSTAIN
5. Advisory vote on a stockholder proposal to declassify the Board of Directors of the Company.	AGAINST	☐	☐	☐

Note: In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon any other matter that is properly brought before the meeting.

Authorized Signatures - Must be completed for your instructions to be executed.

_______________________ Please sign here   _______________ Please Date Above

_______________________ Please sign here   _______________ Please Date Above

↑ Please separate carefully at the perforation and return just this portion in the envelope provided. ↑

Annual Meeting of Stockholders of FelCor Lodging Trust Incorporated to be held May 19, 2014 (for holders as of March 26, 2014)

INTERNET

Go To:
www.proxypush.com/fch

- Cast your vote online.
- View meeting documents.

OR

TELEPHONE

CALL 1-866-390-6298

- Use any touch-tone telephone.
- **Have your Proxy Card ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card.
- Detach your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

PROXY TABULATOR FOR
FELCOR LODGING TRUST INCORPORATED
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Copyright ' 2013 Mediant Communications LLC. All Rights Reserved

FELCOR LODGING TRUST INCORPORATED

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoint(s) Richard A. Smith and Jonathan H. Yellen or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in FelCor Lodging Trust Incorporated at the Annual Meeting of Stockholders to be held at the offices of the corporation, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas, at 10:00 a.m., Central Time, on May 19, 2014 and any adjournment or postponement(s) thereof, as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. **If no direction is made, this Proxy will be voted in accordance with the recommendations made by our Board of Directors as indicated in our proxy statement.**

PROXY TABULATOR FOR
FELCOR LODGING TRUST INCORPORATED
P.O. BOX 8016
CARY, NC 27512-9903